                                                                     EXHIBIT 2.1

                           ---------------------------
                              ---------------------

                                  AGREEMENT AND

                                 PLAN OF MERGER

                                      AMONG

                                 ALKERMES, INC.

                               NEW ALKERMES, INC.

                           ADAMS ACQUISITION SUB, INC.

                           REVERE ACQUISITION SUB, LLC

                                       and

                          RELIANT PHARMACEUTICALS, LLC

                              --------------------

                                 March 20, 2002

                           ---------------------------
                              ---------------------

                                TABLE OF CONTENTS

                                                                                   PAGE
                                                                                   ----
                                    ARTICLE I
                                   THE MERGERS

1.1   The Mergers................................................................    2
1.2   Effective Time.............................................................    3
1.3   Organizational Documents, Directors and Officers of Alkermes Surviving
      Corporation................................................................    3
1.4   Certificate of Formation; Operating Agreement; Managers and Officers of
      Reliant Surviving LLC......................................................    4
1.5   Effect of the Merger.......................................................    4
1.6   Change of Parent Name......................................................    4
1.7   Further Assurances.........................................................    4

                                ARTICLE II
           EFFECT OF THE MERGERS ON THE EQUITY SECURITIES OF THE
              CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES

2.1   Effect of Alkermes Merger..................................................    5
2.2   Effect of Reliant Merger...................................................    7
2.3   Exchange of Alkermes Certificates and Reliant Units........................    8
2.4   Escrow Indemnity Agreement.................................................   12

                                ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF RELIANT

3.1   Organization and Qualification.............................................   13
3.2   Subsidiaries and Other Affiliates..........................................   13
3.3   Authority to Execute and Perform Agreements................................   13
3.4   Capitalization.............................................................   14
3.5   No Conflicts...............................................................   15
3.6   Reliant Financial Statements...............................................   15
3.7   Information Supplied.......................................................   15
3.8   Absence of Undisclosed Liabilities.........................................   16
3.9   No Material Adverse Change.................................................   16
3.10  Tax Matters................................................................   17
3.11  Compliance with Laws.......................................................   18
3.12  Actions and Proceedings....................................................   18
3.13  Contracts and Other Agreements.............................................   19
3.14  Properties.................................................................   19
3.15  Intellectual Property......................................................   19
3.16  Employee Benefit Plans.....................................................   21
3.17  Employee Relations.........................................................   22
3.18  Insurance..................................................................   23

3.19  Brokerage..................................................................   23
3.20  Environmental Matters......................................................   23
3.21  Takeover Statutes..........................................................   24
3.22  Regulatory Compliance......................................................   24
3.23  Customers and Suppliers....................................................   26
3.24  Required Reliant Member Approval...........................................   26
3.25  Disclosure.................................................................   26

                                ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF ALKERMES, PARENT, ADAMS
                ACQUISITION SUB AND REVERE ACQUISITION SUB

4.1   Organization and Qualification.............................................   27
4.2   Subsidiaries and Other Affiliates..........................................   28
4.3   Authority to Execute and Perform Agreements................................   28
4.4   Capitalization.............................................................   29
4.5   No Conflicts...............................................................   30
4.6   SEC Filings; Alkermes Financial Statements.................................   31
4.7   Information Supplied.......................................................   31
4.8   Absence of Undisclosed Liabilities.........................................   32
4.9   No Material Adverse Change.................................................   32
4.10  Tax Matters................................................................   32
4.11  Compliance with Laws.......................................................   33
4.12  Actions and Proceedings....................................................   33
4.13  Contracts and Other Agreements.............................................   34
4.14  Properties.................................................................   34
4.15  Intellectual Property......................................................   35
4.16  Employee Benefit Plans.....................................................   36
4.17  Employee Relations.........................................................   37
4.18  Insurance..................................................................   38
4.19  Brokerage..................................................................   38
4.20  Environmental Matters......................................................   38
4.21  Takeover Statutes..........................................................   38
4.22  Regulatory Compliance......................................................   39
4.23  Required Alkermes Shareholder Approval.....................................   40
4.24  Opinion of Financial Advisor...............................................   40
4.25  Disclosure.................................................................   41

                                    ARTICLE V
                            COVENANTS AND AGREEMENTS

5.1   Covenants of Reliant Pending Closing.......................................   41
5.2   Covenants of Alkermes Pending Closing......................................   44
5.3   Expenses...................................................................   46
5.4   Approvals and Consents.....................................................   47
5.5   Consummation of Agreement..................................................   47
5.6   Further Assurances.........................................................   47
5.7   Public Announcements and Confidentiality...................................   48
5.8   No Solicitation by Reliant.................................................   48
5.9   No Solicitation by Alkermes................................................   49
5.10  Alkermes SEC Filings.......................................................   50
5.11  Proxy Statement; Form S-4..................................................   50
5.12  Reliant Member Approval; Mailing to Reliant Members........................   51
5.13  Alkermes Shareholders Meeting..............................................   51
5.14  Agreement Regarding Directors; Committees..................................   51
5.15  Employee Benefits Matters..................................................   52
5.16  Lock-up Agreements.........................................................   53
5.17  Indemnification and Insurance..............................................   54
5.18  Notice of Developments.....................................................   54
5.19  Tax-free Transaction.......................................................   55
5.20  Preparation of Tax Returns and Filings.....................................   55
5.21  Tax Claims.................................................................   56
5.22  Nasdaq.....................................................................   56
5.23  Affiliate Agreements.......................................................   57
5.24  Inspection of Records; Access..............................................   57
5.25  Parent Covenant Regarding Certain Credit Matters...........................   58

                                ARTICLE VI
         CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY TO
                          CONSUMMATE THE MERGER

6.1   Consent and Approvals......................................................   58
6.2   Absence of Order...........................................................   58
6.3   HSR Act Notification.......................................................   58
6.4   Effectiveness of Form S-4..................................................   59
6.5   Nasdaq Listing.............................................................   59

                                   ARTICLE VII
                   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
                   ALKERMES, PARENT, ADAMS ACQUISITION SUB AND
                 REVERE ACQUISITION SUB TO CONSUMMATE THE MERGER

7.2   Merger Documents...........................................................   59
7.3   Certificates...............................................................   59
7.4   Escrow Indemnity and Tax Indemnity Agreements..............................   59
7.5   Warrants...................................................................   59
7.6   No Material Adverse Change.................................................   60

                               ARTICLE VIII
      CONDITIONS PRECEDENT TO THE OBLIGATION OF RELIANT TO CONSUMMATE
                                THE MERGER

8.1   Representations, Warranties and Covenants..................................   60
8.2   Merger Documents...........................................................   60
8.3   Certificates...............................................................   60
8.4   Escrow Indemnity and Tax Indemnity Agreements..............................   60

                                ARTICLE IX
                     TERMINATION, AMENDMENT AND WAIVER

9.1   Termination................................................................   61
9.2   Effect of Termination......................................................   62
9.3   Amendment..................................................................   63
9.4   Waiver.....................................................................   63

                                 ARTICLE X
                              INDEMNIFICATION

10.1  Indemnification by the Investors...........................................   63
10.2  Indemnification Procedures.................................................   64
10.3  Limitations on Indemnification.............................................   65
10.4  Survival...................................................................   65
10.5  Sole Remedy................................................................   66

                                ARTICLE XI
                         GLOSSARY OF DEFINED TERMS

11.1  Glossary...................................................................   66

                                   ARTICLE XII
                                  MISCELLANEOUS

12.1  Notices....................................................................   74
12.2  Reliant Member Representatives.............................................   75
12.3  Reliance Upon Representations and Warranties...............................   77
12.4  Third Party Beneficiaries..................................................   77
12.5  Entire Agreement...........................................................   77
12.6  Governing Law..............................................................   77
12.7  CONSENT TO JURISDICTION....................................................   77
12.8  WAIVER OF JURY TRIAL.......................................................   77
12.9  Enforcement of Agreement...................................................   78
12.10 Binding Effect; No Assignment..............................................   78
12.11 Counterparts...............................................................   78
12.12 No Strict Construction.....................................................   78
12.13 Additional Rules of Construction...........................................   78
12.14 Reproduction of Documents..................................................   79
12.15 Severability...............................................................   79

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 20, 2002, is by and among Alkermes, Inc., a Pennsylvania corporation ("Alkermes"), New Alkermes, Inc., a Pennsylvania corporation ("Parent"), Adams Acquisition Sub, Inc., a Pennsylvania corporation and a wholly owned subsidiary of Parent ("Adams Acquisition Sub"), Revere Acquisition Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent ("Revere Acquisition Sub"), and Reliant Pharmaceuticals, LLC, a Delaware limited liability company ("Reliant"). A glossary of defined terms appears in Article XI of this Agreement and reference is made to that Article for the definitions of capitalized terms used herein.

                              W I T N E S S E T H :

      WHEREAS, each of the Board of Directors of Alkermes and the Board of Managers of Reliant have determined it is in the best interests of Alkermes and Reliant, respectively, to combine their respective businesses in a transaction consummated in accordance with the terms and conditions set forth in this Agreement.

      WHEREAS, upon the terms and subject to the conditions of this Agreement, Reliant and Revere Acquisition Sub will enter into a business combination transaction pursuant to which Revere Acquisition Sub will merge with and into Reliant (the "Reliant Merger"), whereby each outstanding Reliant Unit, other than Reliant Units held by Alkermes, will be converted into the right to receive shares of Parent Common Stock as specified in Section 2.2(c) below.

      WHEREAS, upon the terms and subject to the conditions of this Agreement, Alkermes and Adams Acquisition Sub will enter into a business combination transaction pursuant to which Adams Acquisition Sub will merge with and into Alkermes (the "Alkermes Merger" and, collectively with the Reliant Merger, the "Mergers"), whereby each issued and outstanding share of Alkermes Capital Stock will be converted into one (1) share of Parent Capital Stock as specified in
Section 2.1(c) below.

      WHEREAS, in furtherance of the Alkermes Merger: (i) the Boards of Directors of each of Parent, Alkermes and Adams Acquisition Sub have approved the Alkermes Merger upon the terms and conditions set forth in this Agreement,
(ii) the sole shareholders of each of Parent and Adams Acquisition Sub have approved the Alkermes Merger upon the terms and conditions set forth in this Agreement, and (iii) in the case of Alkermes, the Board of Directors of Alkermes has directed that this Agreement be submitted to its shareholders for approval.

      WHEREAS, in furtherance of the Reliant Merger: (i) the Boards of Directors of each of Parent and Alkermes, and the Boards of Managers of each of Revere Acquisition Sub and Reliant have approved the Reliant Merger upon the terms and conditions set forth in this Agreement; (ii) the sole shareholder of Parent and the sole member of Revere Acquisition Sub have approved the Reliant Merger upon the terms and conditions set forth in this Agreement, (iii) in the case of Alkermes, the Board of Directors of Alkermes has directed that this Agreement be submitted to its shareholders for their approval, and (iv) in the case of Reliant, the Board of

Managers of Reliant has directed that this Agreement be submitted to its members for their approval.

      WHEREAS, for Federal income tax purposes, it is intended that the Alkermes Merger shall qualify as a tax-free transaction under Section 368 of the Code and that the Alkermes Merger and the Reliant Merger together shall qualify as a tax-free transaction under Section 351 of the Code.

      NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived therefrom, and intending to be legally bound, the Parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGERS

      1.1 The Mergers.

            (a) Alkermes Merger. In accordance with and subject to the terms and provisions of this Agreement and the PBCL, at the Alkermes Merger Effective
Time: (i) Adams Acquisition Sub shall be merged with and into Alkermes, the separate existence of Adams Acquisition Sub shall cease, Alkermes shall be the surviving corporation (the "Alkermes Surviving Corporation") and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania, and each outstanding share of Alkermes capital stock shall be converted into Parent Capital Stock in the manner set forth in Section 2.1 hereof; (ii) all rights, privileges, immunities, powers, purposes, franchises, properties and assets of Alkermes and Adams Acquisition Sub shall vest in the Alkermes Surviving Corporation; and (iii) all debts, liabilities, obligations, restrictions, disabilities and duties of Alkermes and Adams Acquisition Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Alkermes Surviving Corporation.

            (b) Reliant Merger. In accordance with and subject to the terms and provisions of this Agreement and the DLLCA, at the Reliant Merger Effective
Time: (i) Revere Acquisition Sub shall be merged with and into Reliant, the separate existence of Revere Acquisition Sub shall cease, Reliant shall be the surviving limited liability company (the "Reliant Surviving LLC" and, together with the Alkermes Surviving Corporation, the "Surviving Entities") and shall continue its limited liability company existence under the laws of the State of Delaware and each outstanding Reliant Unit (other than those held by Alkermes) shall be converted into Parent Common Stock in the manner set forth in Section
2.2 hereof; (ii) all rights, privileges, immunities, powers, purposes, franchises, properties and assets of Reliant and Revere Acquisition Sub shall vest in the Reliant Surviving LLC; and (iii) all debts, liabilities, obligations, restrictions, disabilities and duties of Reliant and Revere Acquisition Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Reliant Surviving LLC.

            (c) Tax-Free Treatment. The Parties intend that the Alkermes Merger will meet the requirements of Section 368 of the Code and the rules and regulations promulgated thereunder, and that the Alkermes Merger and the Reliant Merger together shall meet the requirements of Section 351 of the Code and the rules and regulations promulgated thereunder.

      1.2 Effective Time. As soon as practicable after satisfaction or waiver of all conditions to the Mergers, the Parties shall: (a) cause a certificate of merger (the "Reliant Merger Certificate") in the form attached hereto as Exhibit A to be filed in accordance with Section 18-209 of the DLLCA and shall take all such further actions as may be required by law to make the Reliant Merger effective; and (b) cause articles of merger (the "Alkermes Articles of Merger") in the form attached hereto as Exhibit B to be filed in accordance with Section 1926 of the PBCL and shall take all such further actions as may be required by law to make the Alkermes Merger effective. The (i) Reliant Merger shall be effective at such time as the Reliant Merger Certificate is filed with the Secretary of State of Delaware in accordance with the DLLCA or at such later time as is specified in the Reliant Merger Certificate (the "Reliant Merger Effective Time"); and (ii) Alkermes Merger shall be effective at such time as the Alkermes Articles of Merger are filed with the Department of State of the Commonwealth of Pennsylvania in accordance with the PBCL or at such later time as is specified in the Alkermes Articles of Merger (the "Alkermes Merger Effective Time"). The Mergers shall be consummated as concurrently as possible and the time at which both Mergers are fully effective is referred to herein as the "Effective Time". Immediately prior to the filing of the Reliant Merger Certificate and the Alkermes Articles of Merger, a closing (the "Closing") will be held at the offices of Ballard Spahr Andrews & Ingersoll, LLP (or such other place as the Parties may agree) at 10:00 a.m., local time, for the purpose of confirming satisfaction or waiver of all conditions to the Mergers. The date on which the Closing occurs is referred to herein as the "Closing Date."

      1.3 Organizational Documents, Directors and Officers of Alkermes Surviving Corporation.

            (a) Articles of Incorporation. At the Alkermes Merger Effective Time, the Articles of Incorporation of Alkermes Inc., as in effect immediately prior to the Alkermes Merger Effective Time, shall be the Articles of Incorporation of Alkermes Surviving Corporation until thereafter amended, altered or repealed as provided therein or by applicable law, except that the Articles of Incorporation shall be amended as set forth on "Exhibit A" to Exhibit B of this Agreement.

            (b) Bylaws. At the Alkermes Merger Effective Time, the Bylaws of Adams Acquisition Sub, as in effect immediately prior to the Alkermes Merger Effective Time, shall be the Bylaws of Alkermes Surviving Corporation until thereafter amended, altered or repealed as provided therein.

            (c) Directors and Officers. The directors and officers of Adams Acquisition Sub immediately prior to the Alkermes Merger Effective Time shall be the directors and officers of Alkermes Surviving Corporation immediately after the Alkermes Merger Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of Alkermes Surviving Corporation. The Board of Directors of Alkermes Surviving Corporation may designate such other officers as it determines. If, at the Alkermes Merger Effective Time, a vacancy shall exist in the Board of Directors or in any of the offices of Alkermes Surviving

Corporation by reason of death or inability to act, or for any other reason, such vacancy may be filled in the manner provided in the Bylaws of Alkermes Surviving Corporation.

      1.4 Certificate of Formation; Operating Agreement; Managers and Officers of Reliant Surviving LLC.

            (a) Certificate of Formation. At the Reliant Merger Effective Time, the Certificate of Formation of Reliant, as in effect immediately prior to the Reliant Merger Effective Time, shall be the Certificate of Formation of Reliant Surviving LLC, until thereafter amended, altered or repealed as provided therein or by applicable law.

            (b) Operating Agreement. At the Reliant Merger Effective Time, the Reliant LLC Agreement, as in effect immediately prior to the Reliant Merger Effective Time, shall be the operating agreement of Reliant Surviving LLC, until thereafter amended, altered or repealed as provided therein or by applicable law, except that such operating agreement shall be amended as of the Reliant Merger Effective Time to reflect membership of each of Alkermes and Parent in Reliant Surviving LLC immediately following the Reliant Merger Effective Time.

            (c) Managers and Officers. The managers and officers of Reliant Surviving LLC immediately after the Reliant Merger Effective Time shall be those individuals designated on Exhibit C, each to hold office in accordance with the operating agreement of Reliant Surviving LLC. The members and managers of Reliant Surviving LLC shall take such actions at the Reliant Merger Effective Time to cause each of such individuals to be appointed as a manager and/or officer, as the case may be, of Reliant Surviving LLC. If, at the Reliant Merger Effective Time, a vacancy shall exist in the board of managers or in any of the offices of Reliant Surviving LLC by reason of death or inability to act, or for any other reason, such vacancy may be filled in the manner provided in the operating agreement of Reliant Surviving LLC.

      1.5 Effect of the Merger. The Alkermes Merger shall have the effect set forth in Section 1929 of the PBCL. The Reliant Merger shall have the effect set forth in Section 18-209 of the DLLCA.

      1.6 Change of Parent Name. At the Effective Time, the Articles of Incorporation of Parent shall be amended to change the name of Parent to "Alkermes, Inc."

      1.7 Further Assurances. If, at any time after the Effective Time, the Surviving Entities shall determine or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of this Agreement (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Entities their respective right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of Reliant or Revere Acquisition Sub, or Alkermes or Adams Acquisition Sub, as the case may be, or (b) to otherwise carry out the purposes of this Agreement, the Surviving Entities and their respective proper officers, directors or managers, or their designees, shall be authorized to solicit in the name of Reliant or Revere Acquisition Sub, or Alkermes or Adams Acquisition Sub, as the case may be, any third party consents or other documents required to be delivered by any third party, to execute and deliver, in the name and on behalf of Reliant or Revere Acquisition Sub, or Alkermes or Adams Acquisition Sub, as the case may be, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of Reliant or Revere Acquisition Sub, or Alkermes or Adams Acquisition Sub, as the case may be, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of Reliant or Revere Acquisition Sub, or Alkermes or Adams Acquisition Sub, as the case may be, and otherwise to carry out the purposes of this Agreement.

                                   ARTICLE II
              EFFECT OF THE MERGERS ON THE EQUITY SECURITIES OF THE
                 CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES

      2.1 Effect of Alkermes Merger. At the Alkermes Merger Effective Time, by virtue of the Alkermes Merger and without any further action on the part of Parent, Alkermes, Adams Acquisition Sub or the holder of any shares of Alkermes Capital Stock or any shares of the capital stock of Adams Acquisition Sub:

            (a) Conversion of Capital Stock of Adams Acquisition Sub. Each issued and outstanding share of capital stock of Adams Acquisition Sub shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Alkermes Surviving Corporation.

            (b) Cancellation of Treasury Stock. Each share of Alkermes Common Stock that is owned by Alkermes shall automatically be canceled and retired and shall cease to exist, and no shares of Parent Common Stock or other consideration shall be delivered in exchange therefor.

            (c) Conversion of Alkermes Capital Stock. Subject to Section 2.3(e), each issued and outstanding share of Alkermes Capital Stock (other than shares of Alkermes Common Stock to be canceled in accordance with Section 2.1(b)) shall be converted into one (1) (the "Alkermes Exchange Ratio") validly issued, fully paid and nonassessable share of Parent Capital Stock (the "Alkermes Merger Consideration"), with each share of Alkermes Common Stock being converted into one share of Parent Common Stock and each share of Alkermes Non-Voting Common Stock being converted into one share of Parent Non-Voting Common Stock. As of the Alkermes Merger Effective Time, all such shares of Alkermes Capital Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate which immediately prior to the Alkermes Merger Effective Time represented any such shares of Alkermes Capital Stock (each, an "Alkermes Certificate") shall, after the Alkermes Merger Effective Time, cease to have any rights with respect thereto, and shall automatically, without any further action on the part of Alkermes, Parent or the holder thereof, represent the Alkermes Merger Consideration. All shares of Parent Capital Stock constituting the Alkermes Merger Consideration shall be deemed to have been issued as of the Alkermes Merger Effective Time except, as applicable, any Dissenting Shares.

            (d) Options to Purchase Alkermes Common Stock. Each stock option granted pursuant to the Alkermes Stock Option Plans which is outstanding and unexercised immediately prior to the Alkermes Merger Effective Time shall cease to represent the right to acquire shares of Alkermes Common Stock and shall automatically convert into the right to acquire an equal number of shares of Parent Common Stock and Parent will assume the Alkermes Stock Option Plans and each option shall remain subject to the same vesting schedule, exercise price and other restrictions as set forth in the applicable Alkermes' Stock Option Plan and any option agreement issued in connection therewith between Alkermes and any holder of such stock option.

            (e) Conversion of Alkermes Restricted Common Stock. (i) Each issued and outstanding share of Alkermes Common Stock subject to repurchase and vesting restrictions pursuant to the Alkermes 1991 Restricted Common Stock Award Plan, restricted stock purchase agreements and/or award certificates (the "Alkermes Restricted Stock") immediately prior to the Alkermes Merger Effective Time shall automatically convert into one (1) share of Parent Common Stock; (ii) the shares of Parent Common Stock into which the shares of Alkermes Restricted Stock are converted shall remain subject to the repurchase and vesting restrictions applicable to the Alkermes Restricted Stock in effect immediately prior to the Alkermes Merger Effective Time in accordance with the provisions of the Alkermes 1991 Restricted Common Stock Award Plan, restricted stock purchase agreements and/or award certificates; and (iii) Parent will assume the Alkermes 1991 Restricted Common Stock Award Plan, the restricted stock purchase agreements and/or award certificates.

            (f) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, with respect to each share of Alkermes Non-Voting Common Stock as to which the holder thereof shall have properly complied with the provisions of Subchapter D of the PBCL as to dissenters' rights (each, a "Dissenting Share"), if any, such holder shall be entitled to payment, solely from the Alkermes Surviving Corporation, of the appraisal value of the Dissenting Shares to the extent permitted by and in accordance with the provisions of Subchapter D of the PBCL; provided, however, that (i) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the PBCL, affirmatively withdraws such holders' demand for appraisal of such Dissenting Shares, (ii) if any holder of Dissenting Shares fails to establish such holder's entitlement to dissenters' rights as provided in the PBCL, or (iii) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment for such holder's shares under the PBCL, such holder shall forfeit the right to appraisal of such shares of Alkermes Non-Voting Common Stock and such shares of Alkermes Non-Voting Common Stock shall thereupon be deemed to have been converted, as of the Alkermes Merger Effective Time, into the Alkermes Merger Consideration payable in respect of such shares of Alkermes Non-Voting Common Stock. Following the Alkermes Merger, the Alkermes Surviving Corporation shall, and the Parent shall cause the Alkermes Surviving Corporation to, comply with the PBCL to satisfy the obligations of the Adams Acquisition Sub and Alkermes with respect to any holders of Alkermes Non-Voting Common Stock and to the Dissenting Shares.

      2.2 Effect of Reliant Merger. At the Reliant Merger Effective Time, by virtue of the Reliant Merger and without any further action on the part of Parent, Revere Acquisition Sub, Reliant or the holder of any Reliant Units or any units of Revere Acquisition Sub:

            (a) Conversion of Units of Revere Acquisition Sub. Each issued and outstanding unit of Revere Acquisition Sub shall be converted into and become 233,000 validly issued, fully paid and nonassessable common units of Reliant Surviving LLC.

            (b) Alkermes-Owned Reliant Units. All Reliant Units owned by Alkermes immediately prior to the Reliant Merger Effective Time (the "Alkermes-Owned Reliant Units") shall, together with all other Preferred Units, be converted into Common Units immediately prior to the Reliant Merger Effective Time, but the Common Units into which such Alkermes-owned Reliant Units are converted shall be otherwise unaffected and shall continue to exist and remain outstanding as common units of Reliant Surviving LLC after the Reliant Merger Effective Time. No Parent Common Stock or other consideration shall be delivered to Alkermes in respect of the Alkermes-Owned Reliant Units.

            (c) Conversion of Reliant Units. Subject to Section 2.3(e), each issued and outstanding Reliant Unit (other than the Alkermes-Owned Reliant Units), including Reliant Restricted Units, shall be converted into the right to receive 1.3297 (the "Reliant Exchange Ratio") validly issued, fully paid and nonassessable shares of Parent Common Stock (the "Reliant Merger Consideration" and, together with the Alkermes Merger Consideration, the "Merger Consideration"). As of the Reliant Merger Effective Time, all Reliant Units (other than the Alkermes-Owned Reliant Units) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder (other than Alkermes) of a Reliant Unit immediately prior to the Reliant Merger Effective Time shall cease to have any rights with respect thereto, except the right to receive the Reliant Merger Consideration, and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3(d) and cash in lieu of fractional shares of Parent Common Stock to which a holder of such Reliant Units is entitled pursuant to Section 2.3(f), in each case to be issued or paid in accordance with Section 2.3(c), without interest. All shares of Parent Common Stock constituting the Reliant Merger Consideration shall be deemed to have been issued as of the Reliant Merger Effective Time.

            (d) Conversion of Reliant Restricted Units. (i) Each issued and outstanding Reliant Unit subject to repurchase and vesting restrictions pursuant to the Reliant Equity Plan and/or restricted unit agreements (the "Reliant Restricted Units") immediately prior to the Reliant Merger Effective Time shall automatically convert into Reliant Merger Consideration pursuant to Section 2.2(c); (ii) the shares of Parent Common Stock into which the Reliant Restricted Units are converted (the "Parent Restricted Stock") shall remain subject to the repurchase and vesting restrictions applicable to the Reliant Restricted Units in effect immediately prior to the Reliant Merger Effective Time; and (iii) Parent will assume the Reliant Equity Plan and the restricted unit agreements issued thereunder. Parent will enter into an Escrow Agreement in the form attached hereto as Exhibit D (the "Restricted Stock Escrow Agreement") with all holders of Parent Restricted Stock that desire to enter into such Restricted Stock Escrow Agreement to provide for the release to the applicable holder of the certificates representing the applicable shares of the Parent Restricted Stock upon the applicable Vesting Date; provided, however, that nothing herein shall limit or otherwise restrict any rights or privileges any holder of Reliant Restricted Units may have under any change of control or similar type agreements.

            (e) Conversion of Options to Purchase Reliant Units. Each option to purchase Reliant Units (the "Reliant Options") outstanding immediately prior to the Reliant Merger Effective Time under the Reliant Option Plans, whether or not then exercisable, and each of the Reliant Option Plans will be assumed by Parent. Each such Reliant Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the Reliant Equity Plan or the Reliant 2002 Option Plan, as applicable, and any option agreements thereunder immediately prior to the Reliant Merger Effective Time, except that (i) each such Reliant Option shall automatically be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock (rounded up to the nearest whole share in the event of a fraction equal to or greater than 0.5 or rounded down to the nearest whole share in the event of a fraction less than 0.5) equal to the product of the number of Reliant Units that were issuable upon exercise of such Reliant Option immediately prior to the Reliant Merger Effective Time multiplied by the Reliant Exchange Ratio, (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Reliant Option assumed will be equal to the quotient determined by dividing the exercise price per Reliant Unit for which such Reliant Option was exercisable immediately prior to the Reliant Merger Effective Time by the Reliant Exchange Ratio, rounded to the nearest whole cent, and (iii) the Reliant Option Plans shall be modified to the extent necessary only to reflect assumption thereof by Parent and that such Reliant Options will be exercisable for shares of Parent Common Stock and not Reliant Units.

      2.3 Exchange of Alkermes Certificates and Reliant Units.

            (a) Exchange Agent. As of the Effective Time, Parent shall deposit with EquiServe Trust Company or such other bank or trust company of similar size as may be designated by Parent (the "Exchange Agent"), for the benefit of the holders of shares of Alkermes Capital Stock and Reliant Units, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Capital Stock issuable pursuant to Sections
2.1 and 2.2 in exchange for outstanding shares of Alkermes Capital Stock and Reliant Units (such shares of Parent Capital Stock, together with any dividends or other distributions payable with respect thereto to holders on a record date after the Effective Time and any cash payments in lieu of any fractional shares of Parent Capital Stock, being hereinafter referred to as the "Exchange Fund").

            (b) Exchange Procedures - Alkermes Certificates. As soon as reasonably practicable after the Alkermes Merger Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record at the Alkermes Merger Effective Time of an Alkermes Certificate whose shares of Alkermes Capital Stock automatically represent the Alkermes Merger Consideration pursuant to Section 2.1(c): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Alkermes Certificate shall pass, only upon delivery of such Alkermes Certificate to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Alkermes Certificates, if such holder desires, in exchange for certificates of Parent representing the Alkermes Merger Consideration. Upon surrender of an Alkermes

Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Alkermes Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Capital Stock into which the Alkermes Capital Stock represented thereby was converted pursuant to the provisions of this Article II after taking into account all the shares of Alkermes Capital Stock then held by such holder under all such Alkermes Certificates so surrendered, and such Alkermes Certificate so surrendered shall forthwith be canceled. A certificate representing the proper number of shares of Parent Capital Stock into which the Alkermes Capital Stock was automatically converted may be issued to a Person other than the Person in whose name the Alkermes Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Alkermes Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Capital Stock to a Person other than the registered holder of such Alkermes Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable.

            (c) Exchange Procedures - Reliant Units. After the Reliant Merger Effective Time and within ten (10) business days of the Exchange Agent's receipt of a letter of instruction from a record holder of Reliant Units immediately prior to the Reliant Merger Effective Time whose Reliant Units were converted into the right to receive the Reliant Merger Consideration pursuant to Section 2.2(c), Parent shall cause the Exchange Agent to deliver to such record holder of Reliant Units the following: (i) one or more certificates representing that number of shares of Parent Common Stock into which such holder's Reliant Units were converted into the right to receive pursuant to the provisions of this
Article II; provided, however, that to the extent such record holder is required to deliver Escrow Shares pursuant to Section 2.4, Parent shall cause the Exchange Agent to prepare and deliver separate certificates representing the Escrow Shares registered in such record holder's name (or in the name of another Person as contemplated by this Section 2.3(c)), which shares shall be delivered to the Escrow Agent at Closing as contemplated by Section 2.4; (ii) any dividends or other distributions to which such holder is entitled pursuant to
Section 2.3(d); and (iii) cash in lieu of fractional shares of Parent Capital Stock to which such holder is entitled pursuant to Section 2.3(f). Notwithstanding the foregoing, certificates for shares of Parent Restricted Stock into which the Reliant Restricted Units were converted shall be separately certificated (by holder) and held by Parent or if applicable, in escrow for the benefit of Parent, until the applicable Vesting Date; provided, however, that certificates for all shares of Parent Common Stock subject to the provisions of any Collateral Assignment Agreement executed by such holder related to loans shall be separately certificated (by holder) and held either by Parent (in the case of collateral assignments in favor of Reliant) or by the applicable third party lender (in the case of collateral assignments in favor of third party lenders) until the applicable loan repayment has occurred, and none of any such certificates shall be delivered to the record holder thereof until such Vesting Date or loan repayment date; provided, further, that, with respect to any such shares held by Parent, Parent shall, upon request by the applicable holder, (x) deliver to such holder certificates representing vested shares of Parent Common Stock to permit dispositions thereof in connection with repayment of any such loans, and (y) release its lien on such shares to the extent necessary to permit such holder to sell such shares; provided, that the net proceeds of such sale shall be remitted to Parent in payment of all or a portion of such loan). Except for the Reliant Restricted Units and the Reliant Units subject to the Collateral Assignment Agreements as described in the prior sentence, a certificate representing the proper number of shares of Parent Common Stock into which the Reliant Units were converted into pursuant to this
Article II may be issued to a Person other than the Person in whose name such Reliant Units were registered, if the holder of such Reliant Unit shall have provided instructions and evidence, each in proper form, of the transfer of such Reliant Units and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of the Reliant Units or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until all shares of Parent Common Stock are delivered in accordance with this Section 2.3(c), each Reliant Unit (other than the Alkermes-Owned Reliant Units) shall be deemed at any time after the Reliant Merger Effective Time to represent only the right to receive the Reliant Merger Consideration into which such Reliant Units were converted pursuant to this Article II and any dividends or other distributions to which the holder thereof is entitled pursuant to Section 2.3(d) and cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.3(f). No interest will be paid or will accrue on any cash payable to holders of Reliant Units pursuant to Section 2.3(d).

            (d) Distributions with Respect to Unexchanged Securities. No dividends or other distributions declared or made after the Reliant Merger Effective Time with respect to Parent Common Stock with a record date after the Reliant Merger Effective Time shall be paid to the holder of any unsurrendered Reliant Units with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.3(f), in each case until the holder of such Reliant Units shall surrender such Reliant Units in accordance with this Article II. Following surrender of any Reliant Units, there shall be paid to the record holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest (i) at the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.3(f) and the amount of dividends or other distributions paid with respect to such whole shares of Parent Common Stock with a record date after the Reliant Merger Effective Time and paid prior to such surrender and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Reliant Merger Effective Time but prior to such surrender and a payment date after such surrender.

            (e) No Further Ownership Rights in Alkermes Capital Stock and Reliant Units. All shares of Parent Capital Stock issued in exchange for Alkermes Certificates that are surrendered, if any, and Reliant Units in accordance with the terms of this Article II (including any dividends or other distributions paid pursuant to Section 2.3(d) and cash in lieu of fractional shares pursuant to Section 2.3(f)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to (i) the shares of Alkermes Capital Stock previously represented by Alkermes Certificates and (ii) the Reliant Units. After the Alkermes Merger Effective Time there shall be no further registration of transfers on the transfer books of Alkermes Surviving Corporation of the shares of Alkermes Capital Stock that were outstanding immediately prior to the Alkermes Merger Effective Time, and after the Reliant Merger Effective Time, there shall be no further registration of transfers on the transfer books of Reliant Surviving LLC of the Reliant Units (other than with respect to the Alkermes-Owned Reliant

Units) that were outstanding immediately prior to the Reliant Merger Effective Time. Subject to the last sentence of Section 2.3(g) and other than as contemplated in Section 2.2(b), if, at any time after the Effective Time, Alkermes Certificates or Reliant Units are presented to either of the Surviving Entities or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

            (f) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Capital Stock shall be issued in exchange for Reliant Units, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights as a shareholder of Parent. In lieu of fractional share interests, Parent shall pay to each former holder of Reliant Units an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such former holder (after taking into account all Reliant Units held at the Reliant Merger Effective Time by such holder) would otherwise be entitled by (ii) the per share average last sales prices of the Alkermes Common Stock on the ten (10) trading days immediately preceding the Closing Date as such price is reported on Nasdaq or, if not quoted thereby, as reported by another authoritative source.

            (g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Alkermes Certificates or Reliant Units for one hundred eighty (180) days after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Alkermes Certificates or Reliant Units who have not theretofore complied with this
Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the applicable Merger Consideration, any dividends or other distributions with respect to shares of Parent Capital Stock and cash in lieu of fractional shares pursuant to Section 2.3(f). If any Reliant Units shall not have been surrendered prior to five (5) years after the Reliant Merger Effective Time (or immediately prior to such earlier date on which any Reliant Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.3(d) and all cash payable in lieu of fractional shares pursuant to Section 2.3(f)) would otherwise escheat to or become the property of any Governmental Entity), any such Reliant Merger Consideration in respect thereof shall, to the extent permitted by applicable law, become the property of the Parent, free and clear of all claims or interest of any Person previously entitled thereto.

            (h) No Liability. None of Alkermes, Parent, Adams Acquisition Sub, Revere Acquisition Sub, Reliant, Alkermes Surviving Corporation, Reliant Surviving LLC or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Capital Stock (or dividends or other distributions with respect thereto) or cash in lieu of fractional shares of Parent Common Stock or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (i) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, Parent.

            (j) Lost Alkermes Certificates. If any Alkermes Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such

Alkermes Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Alkermes Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Alkermes Certificate the Alkermes Merger Consideration into which the shares of Alkermes Capital Stock represented by such Alkermes Certificate was converted pursuant to this Article II pursuant to this Agreement.

            (k) Withholding Rights. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Alkermes Capital Stock or Reliant Units pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, the amount of consideration otherwise payable pursuant to this Agreement to any holder of shares of Alkermes Capital Stock or Reliant Units shall be reduced by the appropriate amount. If withholding is required from Parent Capital Stock, the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority. The Exchange Agent will be treated as though it withheld from the type consideration from which withholding is required, an appropriate amount otherwise payable pursuant to this Agreement to any holder of shares of Alkermes Capital Stock or Reliant Units in order to provide for such withholding obligation.

      2.4 Escrow Indemnity Agreement. The Reliant Member Representatives shall cause the Exchange Agent (by written instruction and such other actions reasonably requested by the Exchange Agent and the Escrow Agent) to deposit, at the Reliant Merger Effective Time, with an escrow agent reasonably acceptable to Parent and the Reliant Member Representatives (the "Escrow Agent"), on behalf of certain members of Reliant, a number of shares of Parent Common Stock equal to ten percent (10%) of the aggregate number of shares of Parent Common Stock issued to holders of the Reliant Units pursuant to Section 2.2 hereof (the "Escrow Shares"), which Escrow Shares shall be held in an escrow account in accordance with the terms of an escrow indemnity agreement to be entered into among each of the holders of Reliant Units identified in Section 2.4 of the Reliant Disclosure Schedule), Parent and the Escrow Agent, substantially in the form attached as Exhibit E hereto (the "Escrow Indemnity Agreement"). The Escrow Shares will secure the obligations of all of the holders of Reliant Units pursuant to the indemnification provisions set forth in Article X hereof.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF RELIANT

      Except as set forth in the disclosure schedule of Reliant accompanying this Agreement (the "Reliant Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, Reliant represents and warrants to Alkermes, Parent, Adams Acquisition Sub and Revere Acquisition Sub that the statements contained in this
Article III are, when read in conjunction with the Reliant Disclosure Schedule, true, correct and complete as of the date of this Agreement and will be true, correct and complete in all material respects on the Closing Date as though made at and as of the Closing Date (with such exceptions as may be permitted under or contemplated by this Agreement, and except for representations and warranties that relate to a specific date, which shall speak only as of such date); provided, however, the reference to "complete" in the foregoing sentence shall not in any way expand the representation made by Reliant in Section 3.25. For the purposes of this Article III, the phrase "to the knowledge of Reliant" or similar expressions mean the actual knowledge of Joseph Krivulka, Lawrence Gyenes, Michael Lerner, Gary Talarico, A. Steven Franchak, Neil Manowitz, George Bobotas and Keith Rotenberg, in each case after reasonable inquiry regarding the matters in question.

      3.1 Organization and Qualification.

            (a) Reliant is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware with full limited liability company or other power and authority to own, lease and operate its assets and properties and to carry on its business as now being and as heretofore conducted. Reliant is qualified or otherwise authorized to transact business as a foreign corporation in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized would not have a Material Adverse Effect with respect to Reliant.

            (b) Reliant has previously provided to Alkermes true and complete copies of its Certificate of Formation and the Reliant LLC Agreement, and Reliant is neither in default in the performance, observation or fulfillment of such charter documents nor subject to any other charter documents. The minute books of Reliant provided or made available to Alkermes contain reasonably accurate records of the actions taken (i) at meetings of the Board of Managers (and any committees thereof) or by written consent in lieu thereof, and (ii) by consent of at least the Requisite Holders (as such term is defined in the Reliant LLC Agreement or as such term was, at the applicable time, defined in prior versions thereof) of Reliant Units, in each case, since the time of Reliant's formation and such records accurately reflect in all material respects all material actions taken by the Board of Managers (or committees thereof) or the Members, as the case may be.

      3.2 Subsidiaries and Other Affiliates. Reliant has no Subsidiaries. Reliant does not directly or indirectly own or have an investment in any of the capital stock of (or hold an equity or membership interest in), and is not a party to a partnership or joint venture with, any other Person.

      3.3 Authority to Execute and Perform Agreements. Reliant has the limited liability company power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action of Reliant, including approval by the Board of Managers of Reliant (except for approval by holders of the requisite percentages of outstanding Reliant Units) required under the Reliant LLC Agreement and the DLLCA. This Agreement has been duly executed and delivered by Reliant and, when duly executed and delivered by the other Parties hereto, will constitute a valid and binding obligation of Reliant, enforceable against Reliant in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

      3.4 Capitalization.

            (a) Section 3.4(a) of the Reliant Disclosure Schedule sets forth the equity capitalization of Reliant as of the date hereof.

            (b) Section 3.4(b) of the Reliant Disclosure Schedule sets forth a true and complete list of (i) the name of each record holder of the issued and outstanding Reliant Units, and the number and type of Reliant Units owned by each such record holder, and (ii) the name of each holder, and the current exercise or conversion price of, all outstanding (A) rights and options to purchase or otherwise receive from Reliant any Reliant Units or any other security of Reliant, and (B) securities of any kind convertible into or exchangeable or exercisable for such securities (it being agreed that Reliant shall have the right to amend and update Section 3.4(b) of the Reliant Disclosure Schedule, without liability hereunder, at any time and from time to time prior to the Reliant Merger Effective Time, to reflect any transfer, exchange, exercise, conversion and/or issuance of Reliant securities, which occurs following the date hereof and prior to the Reliant Merger Effective Time, and no such amendment or update of Section 3.4(b) of the Reliant Disclosure Schedule shall constitute a breach or default by Reliant hereunder or give rise to any right of Alkermes to terminate this Agreement under Section 9.1(c)); provided, that such transfer, conversion and/or issuance is permitted under
Section 5.1 hereof. No other security of Reliant is authorized or outstanding.

            (c) Except as indicated in Section 3.4(c) of the Reliant Disclosure Schedule, there are no outstanding rights, subscriptions, warrants, calls, preemptive rights, options, or other agreements of any kind to purchase or otherwise receive from Reliant any Reliant Units or any other security of Reliant, and there is no outstanding security of any kind pursuant to which there is a contractual right under which Reliant is obligated to convert into or exchange for such Reliant Units. Reliant has no equity appreciation rights, phantom unit plan or similar rights outstanding. Except as set forth in Section 3.4(c) of the Reliant Disclosure Schedule, there are not any outstanding obligations of Reliant to repurchase, redeem or otherwise acquire any Reliant Units, voting securities or securities convertible into or exchangeable or exercisable for Reliant Units or voting securities of Reliant, or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. All outstanding Reliant Units are, and all Reliant Units which may be issued pursuant to the Reliant Option Plan, the Reliant 2002 Option Plan and outstanding warrants to purchase Common Units will be, if and when issued in accordance with the terms thereof, duly authorized and validly issued, fully paid, non-assessable and free of any preemptive rights. All outstanding Common Units and Preferred Units and all options and warrants to purchase Common Units have been issued in compliance with all applicable federal and state securities laws. Except as set forth in Section 3.4(c) of the Reliant Disclosure Schedule, all options to acquire Common Units and all Restricted Units are subject to the provisions of the Reliant Option Plan or the Reliant 2002 Option Plan. Except as set forth in Section 3.4(c) of the Reliant Disclosure Schedule there are no registration rights agreements, voting trusts, proxies or other similar agreements, instruments or understandings to which Reliant is a party with respect to the outstanding Reliant Units.

      3.5 No Conflicts. The execution, delivery and performance of this Agreement by Reliant and the consummation by Reliant of the transactions contemplated hereby will not: (a) violate any provision of the Reliant Certificate of Formation or Reliant LLC Agreement; (b) except as set forth in
Section 3.5 of the Reliant Disclosure Schedule, violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate or accelerate all payments owed by Reliant under, or constitute (or with notice or lapse of time or both constitute) a default under, any note, bond, mortgage, deed of trust, security interest, indenture, lease, license, contract, agreement, plan or other instrument to which Reliant is a party or to which it or any of its assets, properties or securities are bound or subject (the "Reliant Agreements"); (c) except as set forth in Section 3.5 of the Reliant Disclosure Schedule, require Reliant to obtain any consent or approval from, or provide notice to, any third party required under any Reliant Agreement prior to Closing (the "Required Reliant Third Party Consents"); (d) violate any law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any Governmental Entity applicable to Reliant or by which any of Reliant's assets, properties or securities is bound; (e) violate any Permits; or
(f) except provided in Section 3.5 of the Reliant Disclosure Schedule, result in the creation of any Lien on the assets, properties or securities of Reliant, excluding from the foregoing clauses (b) (except with respect to any acceleration of any material payment), (c), (d), (e) and (f) any exceptions to the foregoing that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to Reliant or on the ability of Reliant to consummate the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Reliant in connection with the execution and delivery of this Agreement by Reliant, or the consummation of the transactions contemplated hereby, except: (i) in connection, or in compliance, with the provisions of the HSR Act; (ii) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware by Revere Acquisition Sub and Reliant and the filing of Articles of Merger with the Department of State of the Commonwealth of Pennsylvania by Adams Acquisition Sub and Alkermes; (iii) the SEC's declaration of the effectiveness of the Form S-4; and (iv) for such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Reliant or on the ability of Reliant to consummate the transactions contemplated hereby.

      3.6 Reliant Financial Statements. Reliant has previously delivered to Alkermes the audited financial statements (including, in each case, any related notes thereto) as of and for the years ended December 31, 1999, 2000 and 2001 (the "Financial Statements"). The Financial Statements (a) were prepared in accordance with generally accepted accounting principles of the United States applied on a consistent basis throughout the periods involved ("GAAP"); (b) comply as to form in all material respects with the applicable published rules and regulations of the SEC; and (c) fairly present in all material respects, the financial position of Reliant as at the respective dates thereof and the results of its operations and cash flows for the periods indicated. The audited balance sheet of Reliant dated as of December 31, 2001 is hereinafter referred to as the "Reliant Balance Sheet."

      3.7 Information Supplied. None of the information supplied or to be supplied by Reliant specifically for inclusion in (a) the Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Mergers will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, (b) any filing pursuant to Rule 165 and Rule 425 under the Securities Act (each a "Regulation M-A Filing") will at the time of any Regulation M-A Filing, or at any time such filing is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and (c) the Proxy Statement will, at the date it is first mailed to the shareholders of Alkermes and at the time of the Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      3.8 Absence of Undisclosed Liabilities. As of December 31, 2001, Reliant had no liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for Taxes due or then accrued or to become due), required to be reflected or reserved against in the Reliant Balance Sheet that were not adequately reflected or reserved against on the Reliant Balance Sheet. Except as disclosed on the Reliant Balance Sheet or in Section 3.8 of the Reliant Disclosure Schedule, Reliant is not subject to any obligation or liability, whether absolute, accrued, contingent or otherwise and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such an obligation or liability, other than liabilities (a) incurred since December 31, 2001 in the ordinary course of business, (b) specifically incurred by Reliant under this Agreement, (c) permitted to be incurred under the provisions of Section 5.1(b) hereof, or (d) that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Reliant.

      3.9 No Material Adverse Change. Except as set forth in Section 3.9 of the Reliant Disclosure Schedule, since December 31, 2001 and through the date hereof, there has not been:

            (a) any Material Adverse Change in Reliant;

            (b) except for purchases of inventory or equipment acquired in the ordinary course of business, any transaction, commitment, contract or agreement entered into by Reliant or any relinquishment by Reliant, which exceeds $400,000 in the aggregate, of any contract or other right having a value of or involving aggregate payments in excess of $400,000;

            (c) any issuance of Reliant Units or other securities of Reliant or any option, warrant or other right to purchase or otherwise acquire any Reliant Units or other securities of Reliant;

            (d) any redemption, restricted unit repurchase or other acquisition of any Reliant Units or other securities of Reliant or any declaration, setting aside, or payment of any dividend or distribution of any kind with respect to any Reliant Units or other securities of Reliant;

            (e) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, option (including, the granting or modification of options or performance awards), or other employee benefit plan, or any other increase in the compensation payable or to become payable to any managers, officers, employees or consultants of Reliant;

            (f) any change in any accounting method or practice followed by Reliant;

            (g) any loan or advance by Reliant to any member, officer, employee, manager or consultant (other than expense advances made in the ordinary course of business), or any other loan or advance otherwise than in the ordinary course of business;

            (h) except for inventory or equipment acquired in the ordinary course of business, any acquisition by Reliant of all or any part of the assets, properties, capital stock or business of any other Person which exceeds $400,000 in the aggregate;

            (i) except in the ordinary course of business, any sale, abandonment or any other disposition of any of Reliant's assets or properties with an aggregate value in excess of $400,000; or

            (j) any commitment on the part of Reliant to do any of the foregoing.

      3.10 Tax Matters. Except as set forth in Section 3.10 of the Reliant Disclosure Schedule or as otherwise permitted by Section 5.1(b)(viii):

            (a) Reliant has filed all Tax Returns required to be filed by it. All such Tax Returns were correct and complete in all material respects. All taxes owed by Reliant (whether or not shown on any Tax Return) have been timely paid. Any provision for Taxes reflected in the Reliant Balance Sheet is adequate for payment of any and all Tax liabilities for periods ending on or before December 31, 2001. There are no Liens for Taxes of Reliant on any assets of Reliant except Liens for current Taxes not yet due or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made.

            (b) There has not been any audit of any Tax Return filed by Reliant and to the knowledge of Reliant, no audit of any such Tax Return is in progress and Reliant has not been notified by any Tax authority that any such audit is contemplated or pending. To the knowledge of Reliant, there is no Tax deficiency or claim for additional Taxes asserted or threatened to be asserted against Reliant by any Taxing authority. No extension of time with respect to any date on which a Tax Return was or is to be filed by Reliant is in force, and no waiver or agreement by Reliant is in force for the extension of time for the assessment or payment of any Tax.

            (c) Reliant (i) has not been a member of an "affiliated group" filing a consolidated federal income tax return (other than a group the common parent of which was Reliant), and (ii) does not have any liability for the Taxes of any Person (other than the Taxes of Reliant) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. Since the inception of Reliant Pharmaceuticals, LLC, it has been a partnership for purposes of federal, state and local taxes measured by income.

            (d) Reliant does not hold any United States real property interests within the meaning of Section 897(c) of the Code. Alkermes shall have received a certification from Reliant, dated no more than thirty (30) days prior to the Closing Date and signed by a responsible officer of Reliant, that Reliant does not hold an amount of United States real property interests such that Treas. Reg. Section 1.1445-11T(d)(1) is applicable to the disposition of an interest in Reliant.

            (e) Reliant has not agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

            (f) There is no person who should be treated as an employee of Reliant for any employment or withholding tax purpose who was not treated as an employee by Reliant. Reliant has not entered into any compensatory agreements with respect to the performance of services that could (without taking into account any compensation agreements entered into after the Closing) require Parent (or any Subsidiary of Parent) to make an "excess parachute payment" within the meaning of Sections 280G and 4999 of the Code.

      3.11 Compliance with Laws. Except as set forth in Section 3.11 of the Reliant Disclosure Schedule or with respect to compliance with environmental, intellectual property, tax, regulatory laws, employment or ERISA matters, which are covered elsewhere in this Article III (which matters are not covered by the representations and warranties in this Section 3.11):

            (a) With respect to licenses, certifications, approvals, qualifications, variances, permissive uses, consents and other authorizations (collectively, "Permits"): (i) Reliant has obtained all Permits material to the conduct of the business of Reliant as currently conducted or has applied for, or intends, as reasonably necessary, to apply, for all additional Permits material to any new business that Reliant currently intends to conduct; (ii) such Permits are in full force and effect; (iii) any applications for renewal necessary to maintain any Permit in effect have been filed; (iv) and no proceeding is pending, or to the knowledge of Reliant, threatened to revoke or limit any Permit, except, in each case, in such instances as would not reasonably be expected to have a Material Adverse Effect with respect to Reliant.

            (b) Reliant is not in violation of any applicable law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or Governmental Entity, except for violations that would not, in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to Reliant. Since its formation, Reliant has not received notice of, and there has not been any citation, fine or penalty imposed against Reliant for, any violation or alleged violation that has had or that would reasonably be expected to have a Material Adverse Effect with respect to Reliant.

      3.12 Actions and Proceedings. There are no outstanding orders, awards, judgments, injunctions or decrees of any court, arbitrator or Governmental Entity against Reliant or any of its securities, assets or properties. There are no (a) judicial or administrative actions, suits, or claims or legal, administrative or arbitration proceedings or, to the knowledge of Reliant, investigations or reviews pending, or (b) to the knowledge of Reliant, judicial or administrative actions, suits, or claims or legal, administrative or arbitration proceedings, investigations or reviews threatened against Reliant that, in the case of clauses (a) or (b), individually or in the aggregate, would have a Material Adverse Effect with respect to Reliant or which question the validity of this Agreement or of any action taken by Reliant in connection with this Agreement or the transactions contemplated hereby.

      3.13 Contracts and Other Agreements.

            (a) Section 3.13(a) of the Reliant Disclosure Schedule sets forth the material contracts of Reliant, other than those contracts entered into after the date hereof as permitted by Section 5.1(b). Reliant has previously delivered or made available to Alkermes true, complete and correct copies of such contracts.

            (b) Except as set forth in Section 3.13(b) of the Reliant Disclosure Schedule, each contract described in Section 3.13(a) is valid, subsisting, in full force and effect and binding upon Reliant and, to the knowledge of Reliant, binding upon the other parties thereto in accordance with its terms. Reliant is not in breach or default under any of such contracts, nor, to the knowledge of Reliant, is any other party to any such contract or other agreement in breach or default thereunder, and no condition exists that with notice or lapse of time or both would constitute a breach or default thereunder, except, in each case, such breaches or defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Reliant. Except as set forth in Section 3.13(b) of the Reliant Disclosure Schedule, Reliant has no knowledge of any intent of any third party to any of the contracts and agreements identified in Section 3.13(a) of the Reliant Disclosure Schedule to terminate, suspend or modify (except for any (i) modification in the ordinary course of business or that is not material, or (ii) termination as a result of expiration or non-renewal) any such contract or agreement with Reliant at any time prior to, after or in connection with the Closing, which termination, suspension or modification would reasonably be expected to have a Material Adverse Effect with respect to Reliant.

      3.14 Properties. Section 3.14 of the Reliant Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of all real property owned or leased by Reliant, including the names of each of the parties to such lease or financing arrangement, if applicable, and the location of the applicable property. Reliant owns valid and marketable title to all real and material personal property owned by it, and valid leasehold interests in all real and material personal property leased by it, in each case free and clear of all Liens, except (a) Liens specified in Section 3.14 of the Reliant Disclosure Schedule, reflected in the Financial Statements or otherwise permitted under
Section 5.1(b)(i) hereof, (b) Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on its books in accordance with GAAP, (c) statutory Liens incurred in the ordinary course of business consistent with past practices that have not had and could not reasonably be expected to have a Material Adverse Effect with respect to Reliant, and (d) Liens which do not materially detract from the value or materially interfere with the use of the properties affected thereby (the exceptions described in the foregoing clauses
(a), (b), (c) and (d) being referred to collectively as the "Reliant Permitted Encumbrances").

      3.15 Intellectual Property.

            (a) To Reliant's knowledge, Reliant owns, licenses, or otherwise has the right to use any and all patents, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, logos, domain names, franchises and copyrights, and any and all applications for the foregoing, and any and all technology, inventions, trade secrets, know-how, computer software, customer lists and processes used in or necessary for the conduct of Reliant's business as currently conducted (collectively "Reliant IP Rights"). To Reliant's knowledge, the Reliant IP Rights are free and clear of all material Liens other than Reliant Permitted Encumbrances.

            (b) Section 3.15(b) of the Reliant Disclosure Schedule sets forth a list of all patents, trademarks and applications therefor that are owned or licensed by Reliant, which list, to Reliant's knowledge, is complete and accurate except to the extent that any omissions therefrom or inaccuracies therein, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Reliant. To Reliant's knowledge, all patents, trademarks and applications therefor owned by or licensed to Reliant have been duly registered, filed with or issued by each Governmental Entity in the relevant jurisdiction, all necessary affidavits of continuing use have been filed and all necessary maintenance fees have been timely paid to continue all such rights in effect, except for failures to register, file or pay that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect with respect to Reliant. To Reliant's knowledge, none of the patents owned or licensed by Reliant have been declared invalid or unenforceable, in whole or in part, by any Governmental Entity. To Reliant's knowledge, no such patents or applications are the subject of an interference claim by a third party.

            (c) Section 3.15(c) of the Reliant Disclosure Schedule sets forth all agreements under which Reliant is obligated to make payments to third parties for use of any Reliant IP Rights for the commercialization of any products that are, as of the date hereof, sold, manufactured, or under development by or on behalf of Reliant, other than agreements entered into after the date hereof as permitted by Section 5.1(b). To Reliant's knowledge, Reliant is not in material breach of any license, sublicense or other agreement to which Reliant is a party relating to any of Reliant's IP Rights. Reliant has not been notified of any claim by any third party that Reliant is in breach of any such agreement.

            (d) To Reliant's knowledge, Reliant has not, is not and is not planning to engage in activities, material to its business, including commercializing, importing, having imported, manufacturing, having manufactured, using, having used, offering for sale, having offered for sale, selling or having sold, its current products and its products under development as they currently exist, which under the relevant laws of any relevant jurisdiction, interfere with, infringe upon, misappropriate, or otherwise violate any valid proprietary rights of any third party.

            (e) Except as set forth in Section 3.15(e) of the Reliant Disclosure Schedule, to Reliant's knowledge, there do not exist any claims by any third parties against Reliant that the manner in which Reliant currently conducts its business, including commercializing, importing, having imported, manufacturing, having manufactured, using, having used, offering for sale, having offered for sale, selling or having sold, Reliant's current commercial products, infringes on any of such third parties' valid proprietary rights, which claim, if determined adversely to Reliant by a final non-appealable judgment of a court of competent jurisdiction, would reasonably be expected to have a Material Adverse Effect on Reliant.

            (f) Except as set forth in Section 3.15(f) of the Reliant Disclosure Schedule, Reliant has not received any notice from a third party that offers Reliant a license to a patent under circumstances where if Reliant refused to accept such an offer, Reliant's refusal would reasonably be expected to have a Material Adverse Effect on Reliant.

            (g) Except as set forth in Section 3.15(g) of the Reliant Disclosure Schedule, Reliant has not granted licenses or options for licenses to any material Reliant IP Rights.

            (h) Except as set forth in Section 3.15(h), to Reliant's knowledge, there is no infringement by a third party of any Reliant IP Rights or infringement of any Reliant IP Rights resulting from the marketing of a competing product that would have a Material Adverse Effect with respect to Reliant.

            (i) To Reliant's knowledge none of the activities of the employees or consultants of Reliant on behalf of Reliant violates any agreements or arrangements which any such employees or consultants have with former employers.

            (j) Reliant uses, and has used, commercially reasonable efforts to maintain the confidentiality of its trade secrets.

      3.16 Employee Benefit Plans.

            (a) Section 3.16 of the Reliant Disclosure Schedule sets forth a true, correct and complete list of all Plans of Reliant (the "Reliant Plans"). Except as set forth in Section 3.16 of the Reliant Disclosure Schedule, a true, correct and complete copy of each Reliant Plan or a description thereof if such Plan is unwritten, has been delivered to Alkermes. Each Reliant Plan that contains any provision that provides additional benefits upon the occurrence of a change of control of Reliant is referred to herein as a "Severance Arrangement" and is specifically identified as such in Section 3.16 of the Reliant Disclosure Schedule.

            (b) No Reliant Plan provides post-retirement medical, vision, dental, prescription drug, health and/or life insurance benefits (other than as required by Section 601 of ERISA (COBRA coverage)).

            (c) Each Reliant Plan has been maintained, operated and administered in material compliance with its terms and with all applicable provisions of ERISA, the Code, and all regulations, rulings and other authority issued thereunder (including, without limitation, the nondiscrimination requirements under Sections 401(k) and 401(m) of the Code, as applicable), and all other applicable laws and administrative or governmental rules and regulations. All contributions required to have been made to any Reliant Plan by Reliant or any ERISA Affiliate have been made within the time required by such Reliant Plan and applicable law.

            (d) No Reliant Plan is or has been subject to Title IV of ERISA or
Section 412 of the Code. Reliant does not currently have, and has never had, any ERISA Affiliates. No Reliant Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code.

            (e) There are no actions, suits, negotiations, demands, proposals, investigations, proceedings or claims pending, or to the knowledge of Reliant, threatened (other than routine claims for benefits) with respect to any Reliant Plan which would have, individually or in the aggregate, a Material Adverse Effect with respect to Reliant.

            (f) No prohibited transactions described in Section 406 of ERISA or
Section 4975 of the Code have occurred with respect to any Reliant Plan which would result in any material liability to Reliant. Reliant has not participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Reliant Plan or has any unpaid civil liability under Section 502(1) of ERISA, except for any such violation or liability that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect with respect to Reliant.

            (g) All Reliant Plans that are intended to be qualified under
Section 401(a) of the Code have either (i) received a current, favorable determination letter as to such qualification from the Internal Revenue Service,
(ii) been submitted to the Internal Revenue Service for such determination letter within the applicable remedial amendment period under Section 401(b) of the Code, or (iii) the remedial period for such Reliant Plans amendment has not expired. Reliant knows of no event that has occurred, either by reason of any action or failure to act, which would cause any such Reliant Plans not to be so qualified under Section 401(a) of the Code.

            (h) Reliant does not currently and has not at any time had, any obligation to contribute to or any liability in connection with any Multiemployer Plan.

            (i) To Reliant's knowledge, no liability exists which could reasonably be expected to have a Material Adverse Effect on Reliant, for any failure to cover or provide benefits under a Reliant Plan to any individual classified as an independent contractor by Reliant.

      3.17 Employee Relations.

            (a) As of the date hereof, Reliant has approximately 189 full-time and 5 part-time employees and to the knowledge of Reliant generally enjoys good employer-employee relations. Reliant is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees. Except as provided in the Severance Arrangements upon termination of the employment of any employees, neither Reliant nor Alkermes, Parent or the Reliant Surviving LLC will solely by reason of the Reliant Merger or anything done prior to the Effective Time be liable to any of such employees for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with Reliant's normal policies). Except as may be permitted by Section 5.1(b)(ix) and (x) hereof, true and complete information as to all current managers, officers or employees of Reliant including, in each case, name, current job title, base salary, bonus potential and commissions has been furnished to Alkermes. Section 3.17(a) of the Reliant Disclosure Schedule lists all employment contracts between Reliant and its managers, officers and employees (other than as may be entered into after the date hereof as permitted by Section 5.1(b)(ix)(D) and (x) hereof).

            (b) Reliant is not a party to any collective bargaining agreement, memorandum, of understanding, settlement or other labor agreement with any union or labor organization and no union or labor organization has been recognized by Reliant as an exclusive bargaining representative for employees of Reliant. As of the date hereof, to the knowledge of Reliant: (i) there is no current union representation matter involving employees of Reliant, nor does Reliant have knowledge of any significant activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees;
(ii) there is no labor dispute, strike, picketing or work stoppage, or any lockout, involving employees of Reliant pending or, to the knowledge of Reliant, threatened against it or involving Reliant; and (iii) there is no arbitration, unfair labor practice, investigation, employment discrimination or other labor or employment related charge, complaint or claim against Reliant pending or, to the knowledge of Reliant, threatened before any court, arbitrator, mediator or Governmental Entity or tribunal that, has or could have a Material Adverse Effect with respect to Reliant.

            (c) Except as set forth in Section 3.17(c) of the Reliant Disclosure Schedule, Reliant does not employ or use any independent contractors, temporary employees, leased employees or any other servants or agents compensated other than through reportable wages paid by Reliant (collectively "Contingent Workers"). To the extent that Reliant employs or uses Contingent Workers, it has properly classified and treated them in accordance with applicable laws and for purposes of all benefits plans and perquisites, except for any such violations that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect with respect to Reliant.

      3.18 Insurance. Section 3.18 of the Reliant Disclosure Schedule sets forth a list of all policies or binders of fire, liability, product liability, workers' compensation, managers' and officers' and other insurance policies: (a) of such types and in such coverage and deductible amounts as are reasonably believed to be adequate for the business engaged in by Reliant; (b) that are in conformity with the requirements of all leases or other agreements to which Reliant is a party; and (c) that, to the knowledge of Reliant, are valid and enforceable in accordance with their terms. Reliant is not in default with respect to any provision contained in any such policy that would reasonably be expected to result in denial of coverage nor has Reliant failed to give any notice or present any claim under any such policy in due and timely fashion, except in each instance as would not reasonably be expected to have a Material Adverse Effect with respect to Reliant. There are no outstanding unpaid claims under any such policy. Reliant has not received notice of cancellation or non-renewal of any such policy.

      3.19 Brokerage. Except as described in Section 3.19 of the Reliant Disclosure Schedule, no broker, finder, agent or similar intermediary has acted on behalf of Reliant in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with Reliant.

      3.20 Environmental Matters. Except as set forth in Section 3.20 of the Reliant Disclosure Schedule:

            (a) no notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Reliant, threatened by any Person against Reliant, and no penalty has been assessed against Reliant, in each case, with respect to any matters relating to or arising out of any Environmental Laws;

            (b) to the knowledge of Reliant, no underground tank or other underground storage receptacle for Hazardous Substances is currently located at any property owned or operated by Reliant, and there have been no reportable releases of any Hazardous Substances from any such underground tank or related piping;

            (c) except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to Reliant, there are no PCBs or asbestos-containing materials located at or on any property owned or operated by Reliant;

            (d) except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to Reliant, Reliant is and has been in compliance with all Environmental Laws;

            (e) except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to Reliant, there are no liabilities of or relating to Reliant relating to or arising out of any Environmental Law or the release or threatened release of any Hazardous Substance, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability; and

            (f) Reliant has provided or made available to Alkermes with true and correct copies of any and all written reports, audits and assessments, in the possession or control of Reliant, of (i) any environmental conditions in, on or about the properties owned and/or operated by Reliant, or (ii) compliance by Reliant with applicable Environmental Laws.

      3.21 Takeover Statutes. Reliant does not have in effect any rights plan or similar device or arrangement, commonly or colloquially known as a "poison pill" or "anti-takeover" plan or any similar plan, device or arrangement and Reliant has not adopted or authorized the adoption of such plan, device or arrangement. To the knowledge of Reliant, other than the applicable provisions of the PBCL, no state takeover or "fair price" or "interested party" statute or similar statute or regulation applies or purports to apply to the Reliant Merger, this Agreement or any of the transactions contemplated hereby.

      3.22 Regulatory Compliance.

            (a) As to all products subject to the FDCA and the FDA regulations and Good Clinical Practices guidance thereunder that are manufactured, tested, distributed and/or marketed by or for Reliant (each such product, a "Pharmaceutical Product"), Reliant is, or to the knowledge of Reliant, third parties acting on behalf of Reliant are, manufacturing, testing, distributing or marketing, as the case may be, each such Pharmaceutical Product in substantial compliance with all applicable requirements under the FDCA and any applicable similar state laws and regulations, including those relating to investigational use, good manufacturing practices, labeling, advertising, record keeping, adverse event reporting, filing of reports and security, except for failures to be in compliance that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect with respect to Reliant. Reliant and, to the knowledge of Reliant, third parties acting on behalf of Reliant, have not, as of the date hereof, received any adverse written notice (including but not limited to 483 notices) within the past two years from the FDA or any other similar foreign Governmental Entity (i) regarding the approvability or approval of a Pharmaceutical Product or the labeling of any Pharmaceutical Product or (ii) alleging any violation of any Legal Provision, which in the case of either clause (i) or (ii), individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect with respect to Reliant.

            (b) As of the date hereof, no Pharmaceutical Product has been recalled, withdrawn, suspended or discontinued as a result of any action by the FDA or any other similar foreign Governmental Entity by Reliant or, to the knowledge of Reliant, any licensor of any Pharmaceutical Product, in the United States or outside the United States (whether voluntarily or otherwise), in each case since Reliant's inception. No proceedings in the United States or outside of the United States (whether completed or pending) seeking the material change in product labeling or recall, withdrawal, suspension or seizure of any Pharmaceutical Product are pending against (i) Reliant or (ii) to Reliant's knowledge, any third parties acting on behalf of Reliant or any licensee of any Pharmaceutical Product, nor have any such proceedings been pending at any prior time against Reliant or, to Reliant's knowledge, against any such third parties or licensee, in each case which, individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect with respect to Reliant.

            (c) To the knowledge of Reliant, as to each biological or drug of Reliant for which a biological license application, new drug application, investigational new drug application or similar state or foreign regulatory application has been approved, Reliant is in substantial compliance with the applicable provisions of 21 U.S.C. Sections 331, 355, 356a and 356b, or 21 C.F.R. Parts 202, 203, 312 and 314, respectively, or any successor statute thereto, as applicable and all terms and conditions of such applications, except for failures to be in compliance that, individually or in the aggregate have not had or would not reasonably be expected to have a Material Adverse Effect with respect to Reliant. As to each such biological or drug, Reliant has included in the application for such drug, where required, the certification described in 21 U.S.C. Section 335a (k)(1) or any successor statute thereto, as applicable and the list described in 21 U.S.C. Section 335a (k)(2) or any successor statute thereto, as applicable, and each such certification and list was true and accurate when made and remains true and accurate, except for such inaccuracies that, individually or in the aggregate have not had or would not reasonably be expected to have a Material Adverse Effect with respect to Reliant. In addition, Reliant is in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 or any successor statute thereto, as applicable.

            (d) Reliant has not, and, to its knowledge, no officer or employee of Reliant has, made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke with respect to Reliant its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed.

Reg. 46191 (September 10, 1991) or any supplement or amendment thereto. Reliant has not, and, to the knowledge of Reliant, no officer or employee of Reliant has, been convicted of any crime or, to Reliant's knowledge, engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) or authorized by 21 U.S.C. Section 335a(b).

            (e) As of the date hereof, Reliant has not received any written notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action to withdraw its approval or request the material change in product labeling or the recall of any Pharmaceutical Product, or commenced, or threatened to initiate, any action to enjoin production of any Pharmaceutical Product.

      3.23 Customers and Suppliers. Except as set forth in Section 3.23 of the Reliant Disclosure Schedule, no customer or supplier that was material and significant to Reliant during the last twelve (12) months has terminated, materially reduced, or, to the knowledge of Reliant, threatened in writing to terminate or materially reduce its purchases from, or provisions of products or services to, Reliant.

      3.24 Required Reliant Member Approval. The affirmative vote of the members of Reliant holding not less than sixty percent (60%) of the Preferred Units voting together as a single class on an as converted basis, and the affirmative vote of the members holding a majority of the Common Units and the Preferred Units, on an as converted basis, voting together as a single class or if no Preferred Units are then outstanding, Reliant members holding a majority of the Common Units then outstanding, is required to approve and adopt this Agreement and approve the Reliant Merger (the "Reliant Member Approval"). No other vote of the holders of any Reliant Units is required by law, including the DLLCA, the Certificate of Formation of Reliant, the Reliant LLC Agreement, or otherwise, in order for Reliant to consummate the transactions contemplated hereby, including the Reliant Merger.

      3.25 Disclosure. The representations and warranties of Reliant contained in this Agreement, including the Reliant Disclosure Schedule, do not contain any untrue statement of a material fact, and do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF ALKERMES, PARENT, ADAMS
                   ACQUISITION SUB AND REVERE ACQUISITION SUB

            Except as set forth in the disclosure schedule of Alkermes accompanying this Agreement (the "Alkermes Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, Alkermes, Parent, Adams Acquisition Sub and Revere Acquisition Sub represent and warrant to Reliant that the statements contained in this Article IV, when read in conjunction with the Alkermes Disclosure Schedule, are true, correct and complete as of the date of this Agreement and will be true, correct and complete in all material respects on the Closing Date as though made at and as of the Closing Date (with such exceptions as may be permitted under or contemplated by this

Agreement, and except for representations and warranties that relate to a specific date that speak only as of such date); provided, however, the reference to "complete" in the foregoing sentence shall not in any way expand the representation made by Alkermes in Section 4.25. For purposes of this Article IV, the phrase "to the knowledge of Alkermes" or similar expressions mean the actual knowledge of Richard F. Pops, David A. Broecker, James M. Frates, Raymond
T. Bartus, J. Duncan Higgons, James L. Wright, Michael J. Landine, Don Burstyn, Elliot Ehrich and Patricia L. Allen, in each case after reasonable inquiry regarding the matters in question.

      4.1 Organization and Qualification.

            (a) Alkermes, Parent and Adams Acquisition Sub are each a corporation duly organized and validly subsisting under the laws of the Commonwealth of Pennsylvania with full corporate or other power and authority to own, lease and operate their respective assets and properties and to carry on their respective businesses as now being and as heretofore conducted. Revere Acquisition Sub is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware with full limited liability company or other power and authority to own, lease and operate its assets and properties and to carry on its business as now being and as heretofore conducted. Alkermes, Parent, Adams Acquisition Sub and Revere Acquisition Sub are each qualified or otherwise authorized to transact business as a foreign entity in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized would not have a Material Adverse Effect with respect to Alkermes or such entity.

            (b) Alkermes has previously provided to Reliant true and complete copies of the articles of incorporation and bylaws, certificate of formation and operating agreement or other charter documents of Alkermes, Parent, Adams Acquisition Sub and Revere Acquisition Sub as presently in effect, and none of Alkermes, Parent, Adams Acquisition Sub and Revere Acquisition Sub is in default in the performance, observation or fulfillment of its respective articles of incorporation or bylaws or certificate of formation and operating agreement, as the case may be, or other charter documents. The minute books of each of Alkermes, Parent, Adams Acquisition Sub and Revere Acquisition Sub provided to Reliant contain reasonably accurate records of the actions taken (i) at meetings of the board of directors or board of managers (and any committees thereof) or by written consent in lieu thereof, and (ii) by consent of shareholders or members, in each case, since the time of each of their respective formation and such records accurately reflect in all material respects all material actions taken by the board (or committee thereof) or the shareholders or members, as the case may be.

            (c) Attached hereto as Exhibit F and Exhibit G is a true and complete copy of the articles of incorporation and bylaws, respectively, of Parent (the "Parent Charter Documents"), in each case as currently in effect and, except as for amendments thereto as permitted in Section 5.2(b)(vi), as shall be in effect immediately following the Effective Time.

            (d) Parent, Adams Acquisition Sub and Revere Acquisition Sub each are entities formed solely for the purpose of carrying out the transactions contemplated by this Agreement, and have no other assets or activities.

      4.2 Subsidiaries and Other Affiliates.

            (a) Alkermes' only Subsidiaries are Alkermes Controlled Therapeutics, Inc., Alkermes Controlled Therapeutics, Inc. II, Advanced Inhalation Research, Inc., Alkermes Development Corporation II, Parent, Adams Acquisition Sub, Alkermes Acquisition Sub, Inc. Revere Acquisition Sub, Alkermes Europe, Ltd. and Alkermes Investments, Inc. Each Alkermes Subsidiary has been duly incorporated or formed under the laws of its respective jurisdiction of incorporation or formation. Each Subsidiary of Alkermes has full corporate or limited liability company power and authority to own or lease its properties and to carry on its business as now being and as heretofore conducted, and is duly qualified to transact business in all jurisdictions in which the character of the property owned or leased or the nature of the business transacted by it requires such qualification (except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect with respect to Alkermes or such entity). Alkermes owns 100% of the shares or interests of each of its Subsidiaries, free and clear of any Liens, and there are no outstanding rights, subscriptions, warrants, calls, preemptive rights, options, or other agreements of any kind to purchase or otherwise receive from any Alkermes Subsidiary any shares of capital stock or any other security of any Alkermes Subsidiary, and there is no outstanding security of any kind convertible into or exchangeable for such shares of capital stock or other securities (other than the provisions of this Agreement with respect to shares of Parent Capital Stock).

            (b) Except for its Subsidiaries and as set forth in the Alkermes Financials and Section 4.2(b) of the Alkermes Disclosure Schedule, neither Alkermes nor any of its Subsidiaries, directly or indirectly, owns or has any investment in any of the capital stock of, and is not a party to a partnership or joint venture with, any other Person.

      4.3 Authority to Execute and Perform Agreements. Alkermes, Parent, Adams Acquisition Sub and Revere Acquisition Sub each have the corporate or limited liability company power and authority to enter into, execute and deliver this Agreement and to perform fully their respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate or limited liability company action of Alkermes, Parent, Adams Acquisition Sub and Revere Acquisition Sub, including approval by the boards of directors and board of managers of such entities and approval by the shareholders or members (except for the approval of the shareholders of Alkermes) required under the charter documents of such entities and the DLLCA and PBCL. This Agreement has been duly executed and delivered by each of Alkermes, Parent, Adams Acquisition Sub and Revere Acquisition Sub and, when duly executed and delivered by the other Parties hereto, will constitute a valid and binding obligation of each of Alkermes, Parent, Adams Acquisition Sub and Revere Acquisition Sub, enforceable against each of such entities in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

      4.4 Capitalization.

            (a) Alkermes is authorized to issue 165,000,000 shares of capital stock as follows: (i) 160,000,000 shares of common stock, $0.01 par value per share ("Alkermes Common Stock"), 64,206,712 shares of which were issued and outstanding as of March 18, 2002; (ii) 450,000 shares of Alkermes Non-Voting Common Stock, $0.01 par value per share ("Alkermes Non-Voting Common Stock"), 382,632 shares of which are issued and outstanding on the date hereof; (iii) 1,550,000 shares of capital stock, $0.01 par value, issuable in series, none of which are issued or outstanding; and (iv) 3,000,000 shares of preferred stock, $0.01 par value, issuable in series, none of which are issued or outstanding. As of March 18, 2002, except for an aggregate of 14,328,084 shares of Alkermes Common Stock reserved for issuance (but unissued) under the Alkermes Stock Option Plans, restricted stock awards and restricted stock agreements, 382,632 shares of Alkermes Common Stock reserved for issuance upon conversion of the Alkermes Non-Voting Common Stock and 2,952,030 shares of Alkermes Common Stock that have been reserved for issuance upon conversion of the Alkermes 3 3/4% Convertible Subordinated Notes due 2007 there are no outstanding rights, subscriptions, warrants, calls, preemptive rights, options, or other agreement of any kind to purchase or otherwise receive from Alkermes any shares of capital stock or any other security of Alkermes, and there is no outstanding security of any kind pursuant to which there is a contractual right to convert into or exchange for such shares of capital stock or other securities.

            (b) There are no shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the outstanding shares of capital stock of Alkermes or any of its Subsidiaries to which Alkermes or any of its Subsidiaries is a party.

            (c) Parent is authorized to issue 255,000,000 shares of capital stock as follows: (i) 250,000,000 shares of common stock, $0.01 par value per share ("Parent Common Stock"), one (1) share of which is issued and outstanding;
(ii) 450,000 shares of Parent Non-Voting Common Stock, $0.01 par value per share ("Parent Non-Voting Common Stock"), none of which are issued and outstanding,
(iii) 1,550,000 shares of capital stock, $0.01 par value, issuable in series, none of which are issued or outstanding, and (iv) 3,000,000 shares of preferred stock, $0.01 par value, issuable in series, none of which are issued or outstanding. When issued in accordance with the terms of this Agreement, the Parent Common Stock to be issued to the Alkermes shareholders and the holders of the Reliant Units pursuant to the Mergers will be duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights, and will not be subject to any restriction on transfer except, as applicable, restrictions imposed on Reliant's and Alkermes' affiliates by Rule 145(c) and Rule 145(d) promulgated under the Securities Act and applicable state securities laws and pursuant to any Lock-up Agreements, the Escrow Indemnity Agreement and the Restricted Stock Escrow Agreement.

            (d) Adams Acquisition Sub is authorized to issue 100 shares of common stock, $0.01 par value, all of which are issued and outstanding. All the issued and outstanding shares of capital stock of Adams Acquisition Sub have been duly authorized and are validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive rights and are owned by Parent.

            (e) Revere Acquisition Sub has issued 100 units. Such units have been duly authorized and are validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive rights and are owned by Parent.

            (f) Section 4.4(f) of the Alkermes Disclosure Schedule describes all existing registration rights, agreements, understandings and similar commitments of Alkermes or any of its Subsidiaries to register any shares of Alkermes Common Stock (whether currently outstanding or to be issued hereafter) or, following the Alkermes Merger Effective Time, shares of Parent Common Stock.

      4.5 No Conflicts. The execution, delivery and performance of this Agreement by Alkermes, Parent, Adams Acquisition Sub and Revere Acquisition Sub and the consummation by Alkermes, Parent, Adams Acquisition Sub and Revere Acquisition Sub of the transactions contemplated hereby will not: (a) violate any provision of the Third Amended and Restated Articles of Incorporation or Bylaws, as amended, of Alkermes or any of the charter documents of Parent, Adams Acquisition Sub, Revere Acquisition Sub or any other Subsidiaries of Alkermes;
(b) except as provided in Section 4.5 of the Alkermes Disclosure Schedule, violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate or accelerate all payments owed by Alkermes or any of its Subsidiaries under, or constitute (or with notice or lapse of time or both constitute) a default under, any note, bond, mortgage, deed of trust, security interest, indenture, lease, license, contract, agreement, plan or other instrument to which Alkermes or any of its Subsidiaries is a party or to which any of them or any of their assets or properties is bound or subject (the "Alkermes Agreements"); (c) except as set forth on Section 4.5 of the Alkermes Disclosure Schedule, require Alkermes or any of its Subsidiaries to obtain any consent or approval from, or provide notice to, any third party required under any Alkermes Agreement prior to Closing (the "Required Alkermes Third Party Consents"); (d) violate any law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or Governmental Entity applicable to Alkermes or any of it Subsidiaries or by which any of the assets, properties or securities of Alkermes or any of its Subsidiaries are bound; (e) violate any Permits; or (f) except as provided in Section 4.5 of the Alkermes Disclosure Schedule, result in the creation of any Lien on the assets, properties or securities of Alkermes or any of its Subsidiaries, excluding from the foregoing clauses (b) (except with respect to any acceleration of any material payment), (c), (d), (e) and (f) any exceptions to the foregoing that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to Alkermes, or on the ability of any of Alkermes, Parent, Adams Acquisition Sub or Revere Acquisition Sub to consummate the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Alkermes or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Alkermes, Parent, Adams Acquisition Sub and Revere Acquisition Sub, or the consummation of the transactions contemplated hereby, except: (i) in connection, or in compliance, with the provisions of the HSR Act, the Securities Act and the Exchange Act; (ii) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware by Revere Acquisition Sub and Reliant and the filing of Articles of Merger with the Department of State of the Commonwealth of Pennsylvania by Adams Acquisition Sub and Alkermes; (iii) the SEC's declaration of the effectiveness of the Form S-4; and (iv) for such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Alkermes or on the ability of Alkermes, Parent, Adams Acquisition Sub and Revere Acquisition Sub to consummate the transactions contemplated hereby.

      4.6 SEC Filings; Alkermes Financial Statements.

            (a) Alkermes has filed all forms, reports and documents (including exhibits and other information incorporated therein) required to be filed with the SEC since April 1, 2001 on a timely basis. All such required forms, reports and documents (including those that Alkermes may file after the date hereof until the Closing) together with any documents filed since April 1, 2001 by Alkermes with the SEC on a voluntary basis on current reports on Form 8-K, and all amendments, supplements, exhibits and schedules thereto, are referred to herein as the "Alkermes SEC Reports." As of their respective dates, the Alkermes SEC Reports (i) were prepared in compliance in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Alkermes SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of Alkermes is required to file any forms, reports, or other documents with the SEC.

            (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Alkermes SEC Reports (the "Alkermes Financials"), including any Alkermes SEC Reports filed after the date hereof until the Closing, (i) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP (except in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly present, in all material respects, the consolidated financial position of Alkermes and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements do not include all of the information and footnotes generally required by GAAP for complete financial statements. The balance sheet of Alkermes as of December 31, 2001 contained in the Alkermes SEC Reports is hereinafter referred to as the "Alkermes Balance Sheet."

      4.7 Information Supplied. None of the information supplied or to be supplied by Alkermes or any of its Subsidiaries specifically for inclusion in
(a) the Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Mergers will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, (b) any Regulation M-A Filing will at the time of such filing, or at any time such filing is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and (c) the

Proxy Statement will, at the date it is first mailed to the shareholders of Alkermes and at the time of the Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      4.8 Absence of Undisclosed Liabilities. As of December 31, 2001, Alkermes and its Subsidiaries had no liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for Taxes due or then accrued or to become due), required to be reflected or reserved against in the Alkermes Balance Sheet that were not adequately reflected or reserved against on the Alkermes Balance Sheet. Except as disclosed in the Alkermes Financials or in Section 4.8 of the Alkermes Disclosure Schedule, neither Alkermes nor any of its Subsidiaries is subject to any obligation or liability, whether absolute, accrued, contingent or otherwise and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such an obligation or liability other than liabilities (a) incurred since December 31, 2001 in the ordinary course of business, (b) specifically incurred by Alkermes under this Agreement, (c) permitted to be incurred under the provisions of Section 5.2(b) hereof, or (d) that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Alkermes.

      4.9 No Material Adverse Change. Since December 31, 2001 and through the date hereof, Alkermes and its Subsidiaries have conducted their respective business in the ordinary course and in a manner consistent with past practice and, since December 31, 2001 and through the date hereof there has not been any Material Adverse Change in Alkermes.

      4.10 Tax Matters. Except as set forth in Section 4.10 of the Alkermes Disclosure Schedule:

            (a) Alkermes and each of its Subsidiaries has filed all material Tax Returns required to be filed by it. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Alkermes (whether or not shown on any such Tax Return) have been timely paid. Any provision for Taxes reflected in the Alkermes Balance Sheet is adequate for payment of any and all Tax liabilities for periods ending on or before December 31, 2001. There are no Liens for Taxes on any assets of Alkermes or any of its Subsidiaries except Liens for current Taxes not yet due or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been made.

            (b) There has not been any audit of any Tax Return filed by Alkermes or any of its Subsidiaries and to the knowledge of Alkermes, no audit of any such Tax Return is in progress and neither Alkermes nor any of its Subsidiaries has been notified by any Tax authority that any such audit is contemplated or pending. To the knowledge of Alkermes, there is no Tax deficiency or claim for additional Taxes asserted or threatened to be asserted against Alkermes or any of its Subsidiaries by any Taxing authority. No extension of time with respect to any date on which a Tax Return was or is to be filed by Alkermes or any of its Subsidiaries is in force, and no waiver or agreement by Alkermes or any of its Subsidiaries is in force for the extension of time for the assessment or payment of any Tax.

            (c) Neither Alkermes (including any predecessor entity) nor any of its Subsidiaries (i) has been a member of an "affiliated group" filing a consolidated federal income tax return (other than a group the common parent of which was Alkermes), and (ii) has any liability for the Taxes of any Person (other than the Taxes of Alkermes and the Subsidiaries listed in Section 4.2(a)) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

            (d) Neither Alkermes nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

            (e) Neither Alkermes nor any of its Subsidiaries has agreed, nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

            (f) There is no person who should be treated as an employee of Alkermes for any employment or withholding tax purpose who has not been treated as an employee by Alkermes. Alkermes has not entered into any compensatory agreements with respect to the performance of services that could require Parent (or any Subsidiary of Parent) to make, as a result of the transactions contemplated by this Agreement, an "excess parachute payment" within the meaning of Sections 280G and 4999 of the Code.

      4.11 Compliance with Laws. Except with respect to compliance with environmental, intellectual property, tax, regulatory laws, employment or ERISA matters, which are covered elsewhere in this Article IV (which matters are not covered by the representations and warranties in this Section 4.11):

            (a) Alkermes or its Subsidiaries have all Permits material to the conduct of their respective business as currently conducted or as reasonably expected to be conducted. Such Permits are in full force and effect; any applications for renewal necessary to maintain any Permit in effect have been filed; and no proceeding is pending, or to the knowledge of Alkermes, threatened to revoke or limit any Permit, except, in each case, in such instances as would not reasonably be expected to have a Material Adverse Effect with respect to Alkermes.

            (b) Alkermes and its Subsidiaries are not in violation of any applicable law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or Governmental Entity except for violations that would not, in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to Alkermes.

            (c) The representations and warranties in this Section 4.11 do not address issues with respect to compliance with environmental, tax, regulatory laws or ERISA, which are covered elsewhere in this Article IV.

      4.12 Actions and Proceedings. There are no outstanding orders, awards, judgments, injunctions or decrees of any court, arbitrator or Governmental Entity against Alkermes, any of its Subsidiaries or Alkermes Clinical Partners, L.P., or any of their respective securities, assets or properties. There are no
(a) judicial or administrative actions, suits, or claims or legal, administrative or arbitration proceedings or, to the knowledge of Alkermes, investigations or reviews pending, or (b) to the knowledge of Alkermes, judicial or administrative actions, suits, or claims or legal, administrative or arbitration proceedings, investigations or reviews threatened against Alkermes, any of its Subsidiaries or Alkermes Clinical Partners, L.P. that, in the case of clauses (a) or (b), individually or in the aggregate, would have a Material Adverse Effect with respect to Alkermes or which question the validity of this Agreement or of any action taken by Alkermes or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

      4.13 Contracts and Other Agreements.

            (a) Section 4.13(a) of the Alkermes Disclosure Schedule sets forth the material contracts of Alkermes and its Subsidiaries, other than those contracts entered into after the date hereof as permitted by Section 5.2(b). Alkermes has previously delivered or made available to Reliant true, complete and correct copies of such contracts.

            (b) Each such contract described in Section 4.13(a) is valid, subsisting, in full force and effect and binding upon Alkermes and/or any of its Subsidiaries party thereto and, to the knowledge of Alkermes, binding upon the other parties thereto in accordance with its terms. Neither Alkermes nor any of its Subsidiaries is in breach or default under any such contracts to which it is a party, nor, to the knowledge of Alkermes, is any other party to any such contract or other agreement in breach or default thereunder, and no condition exists that with notice or lapse of time or both would constitute a breach or default thereunder, except, in each case, such breaches or defaults as would not, individually or in the aggregate, have or would reasonably be expected to have, a Material Adverse Effect with respect to Alkermes. Alkermes has no knowledge of any intent of any third party to any of the contracts and agreements identified in Section 4.13(a) of the Alkermes Disclosure Schedule to terminate, suspend or modify (except for any (i) modification in the ordinary course of business or that is not material, or (ii) termination as a result of expiration or non-renewal) any such contract or agreement with Alkermes and/or any Subsidiary of Alkermes party thereto at any time prior to, after or in connection with the Closing, which termination, suspension or modification would reasonably be expected to have a Material Adverse Effect with respect to Alkermes.

      4.14 Properties. Alkermes and each of its Subsidiaries owns valid and marketable title to all real and material personal property owned by it, and valid leasehold interests in all real and material personal property leased by it, in each case free and clear of all Liens, except (i) Liens disclosed in the Alkermes SEC Reports, (ii) Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on its books in accordance with GAAP, (iii) statutory Liens incurred in the ordinary course of business consistent with past practices that have not had and could not reasonably be expected to have a Material Adverse Effect with respect to Alkermes and (iv) Liens which do not materially detract from the value or materially interfere with the use of the properties affected thereby (the exceptions described in the foregoing clauses
(i), (ii), (iii) and (iv) being referred to collectively as the "Alkermes Permitted Encumbrances").

      4.15 Intellectual Property.

            (a) To Alkermes' knowledge, Alkermes and its Subsidiaries own, license, or otherwise have the right to use any and all patents, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, logos, domain names, franchises and copyrights, and any and all applications for the foregoing, and any and all technology, inventions, trade secrets, know-how, computer software, customer lists and processes used in or necessary for the conduct of Alkermes' business as currently conducted (collectively "Alkermes IP Rights"). To Alkermes' knowledge, the Alkermes IP Rights are free and clear of all material Liens other than Alkermes Permitted Encumbrances.

            (b) To Alkermes' knowledge, all patents, trademarks and applications therefor owned by or licensed to Alkermes or any of its Subsidiaries have been duly registered, filed with or issued by each Governmental Entity in the relevant jurisdiction, all necessary affidavits of continuing use have been filed and all necessary maintenance fees have been timely paid to continue all such rights in effect, except for failures to register, file or pay that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect with respect to Alkermes. To Alkermes' knowledge, none of the patents owned or licensed by Alkermes or any of its Subsidiaries have been declared invalid or unenforceable, in whole or in part, by any Governmental Entity. Except as set forth in Section 4.15(b) of the Alkermes Disclosures Schedule, to Alkermes' knowledge, no such patents are the subject of an interference claim by a third party.

            (c) To Alkermes' knowledge, neither Alkermes nor any of its Subsidiaries is in material breach of any license, sublicense or other agreement to which Alkermes or any such Subsidiary is a party relating to any of Alkermes' IP Rights. Neither Alkermes nor any of its Subsidiaries has been notified of any claim by any third party that Alkermes or any such Subsidiary is in breach of any such agreement.

            (d) To Alkermes' knowledge, neither Alkermes nor any of its Subsidiaries has, or is planning to engage in activities, material to its business, including commercializing, importing, having imported, manufacturing, having manufactured, using, having used, offering for sale, having offered for sale, selling or having sold, its current products and its products under development as they currently exist, which, under the relevant laws of any relevant jurisdiction, interfere with, infringe upon, misappropriate, or otherwise violate any valid proprietary rights of any third party.

            (e) Except as set forth in Section 4.15(e) of the Alkermes Disclosure Schedule, to Alkermes' knowledge, there do not exist any claims by any third parties that the manner in which Alkermes or any of its Subsidiaries currently conducts its business, including commercializing, importing, having imported, manufacturing, having manufactured, using, having used, offering for sale, having offered for sale, selling or having sold, its current commercial products, infringes on any of such third parties' valid proprietary rights, which claim, if determined adversely to Alkermes or such Subsidiary by a final non-appealable judgment of a court of competent jurisdiction, would reasonably be expected to have a Material Adverse Effect with respect to Alkermes.

            (f) Except as set forth in Section 4.15(f) of the Alkermes Disclosure Schedule, neither Alkermes nor any of the Subsidiaries has received any notice from a third party that offers Alkermes or any such Subsidiary a license to a patent under circumstances where if Alkermes or such Subsidiary refused to accept such an offer, such refusal would reasonably be expected to have a Material Adverse Effect with respect to Alkermes.

            (g) Except as set forth in Section 4.13(a) of the Alkermes Disclosure Schedule, neither Alkermes nor any of its Subsidiaries have granted any material licenses or options for licenses to any Alkermes IP Rights.

            (h) Except as set forth in Section 4.15(h), there is no infringement by a third party of any of Alkermes IP Rights, or infringement of any of Alkermes IP Rights resulting from the marketing of a competing product that would have a Material Adverse Effect with respect to Alkermes.

            (i) To Alkermes' knowledge, none of the activities of the employees or consultants of Alkermes and its Subsidiaries on behalf of Alkermes or such Subsidiary violates any agreements or arrangements which any such employees or consultants have with former employers.

            (j) Alkermes and its Subsidiaries use, and have used, commercially reasonable efforts to maintain the confidentiality of their respective trade secrets.

      4.16 Employee Benefit Plans.

            (a) Except as set forth in Section 4.16 of the Alkermes Disclosure Schedule, true, correct and complete copies of all Plans of Alkermes and its Subsidiaries (the "Alkermes Plans") have been filed and are available as exhibits to the Alkermes SEC Reports or have otherwise been provided to Reliant. Each Alkermes Plan that contains any provision that provides additional benefits upon the occurrence of a change of control of Alkermes or the consummation of the transactions contemplated by this Agreement is referred to herein as an "Alkermes Severance Arrangement" and is specifically identified as such in
Section 4.16 of the Alkermes Disclosure Schedule.

            (b) No Alkermes Plan provides post-retirement medical, vision, dental, prescription drug, health and/or life insurance benefits (other than as required by Section 601 of ERISA (COBRA coverage)).

            (c) Each Alkermes Plan has been maintained, operated and administered in material compliance with its terms and with all applicable provisions of ERISA, the Code, and all regulations, rulings and other authority issued thereunder (including, without limitation, the nondiscrimination requirements under Sections 401(k) and 401(m) of the Code, as applicable), and all other applicable laws and administrative or governmental rules and regulations. All contributions required to have been made to any Alkermes Plan by Alkermes or any ERISA Affiliate have been made within the time required by such Alkermes Plan and applicable law.

            (d) No Alkermes Plan is or has been subject to Title IV of ERISA or
Section 412 of the Code. Section 4.16(d) of the Alkermes Disclosure Schedule identifies each ERISA Affiliate of Alkermes.

            (e) There are no actions, suits, negotiations, demands, proposals, investigations, proceedings or claims pending, or to the knowledge of Alkermes, threatened (other than routine claims for benefits) with respect to any Alkermes Plan which would have, individually or in the aggregate, a Material Adverse Effect with respect to Alkermes.

            (f) No prohibited transactions described in Section 406 of ERISA or
Section 4975 of the Code have occurred with respect to any Alkermes Plan which would result in any material liability to Alkermes or any of its Subsidiaries. Neither Alkermes nor any of its Subsidiaries has participated in a violation of
Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Alkermes Plan or has any unpaid civil liability under Section 502(1) of ERISA, except for any such violation or liability that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect with respect to Alkermes.

            (g) All Alkermes Plans that are intended to be qualified under
Section 401(a) of the Code have either (i) received a current, favorable determination letter as to such qualification from the Internal Revenue Service,
(ii) been submitted to the Internal Revenue Service for such determination letter within the applicable remedial amendment period under Section 401(b) of the Code, or (iii) the remedial period for such Alkermes Plans amendment has not expired. Alkermes knows of no event that has occurred, either by reason of any action or failure to act, which would cause any such Alkermes Plans not to be so qualified under Section 401(a) of the Code.

            (h) Alkermes and its Subsidiaries do not currently and have not at any time had, any obligation to contribute to or any liability in connection with any Multiemployer Plan.

      4.17 Employee Relations.

            (a) Alkermes, to its knowledge, generally enjoys good employer-employee relations. Neither Alkermes nor any of its Subsidiaries is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees. Except as set forth in Section 4.17 of the Alkermes Disclosure Schedule, none of Alkermes, Parent or the Alkermes Surviving Corporation or any their Subsidiaries will solely by reason of the Alkermes Merger or anything done prior to the Effective Time be liable to any of such employees for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with Alkermes' normal policies).

            (b) To the extent that Alkermes or any Subsidiary employs or uses any independent contractors, temporary employees, leased employees or any other servants or agents compensated other than through reportable wages paid by Alkermes (collectively "Alkermes Contingent Workers"), it has properly classified and treated them in accordance with applicable laws and for purposes of all benefits plans and perquisites, except for any such violations that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect with respect to Alkermes.

      4.18 Insurance. Alkermes and each of its Subsidiaries has in place insurance policies: (a) of such types and in such coverage and deductible amounts as are reasonably believed to be adequate for the business engaged in by Alkermes and its Subsidiaries; (b) that are in conformity with the requirements of all leases or other agreements to which Alkermes or such Subsidiary is a party; and (c) that, to the knowledge of Alkermes, are valid and enforceable in accordance with their terms. Neither Alkermes nor any of its Subsidiaries is in default with respect to any provision contained in any such policy that would reasonably be expected to result in denial of coverage nor has Alkermes or any of its Subsidiaries failed to give any notice or present any claim under any such policy in due and timely fashion, except in such instance as would not reasonably be expected to have a Material Adverse Effect with respect to Alkermes. There are no outstanding unpaid claims under any such policy. Neither Alkermes nor any of its Subsidiaries has received notice of cancellation or non-renewal of any such policy.

      4.19 Brokerage. Except as described in Section 4.19 of the Alkermes Disclosure Schedule, no broker, finder, agent or similar intermediary has acted on behalf of Alkermes or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with Alkermes or any of its Subsidiaries.

      4.20 Environmental Matters. No material notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Alkermes or any Subsidiary, threatened by any Person against, Alkermes or any Subsidiary and no penalty over $6,000 has been assessed against Alkermes or any Subsidiary, in each case, with respect to any matters relating to or arising out of any Environmental Laws. Except for such exceptions as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect with respect to Alkermes, (a) Alkermes and its Subsidiaries are and have been in compliance with all Environmental Laws; and (b) there are no liabilities of or relating to Alkermes or any Subsidiary relating to or arising out of any Environmental Law and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

      4.21 Takeover Statutes. Neither Alkermes nor any of its Subsidiaries has in effect any rights plan or similar device or arrangement, commonly or colloquially known as a "poison pill" or "anti-takeover" plan or any similar plan, device or arrangement and neither Alkermes nor any of its Subsidiaries has adopted or authorized the adoption of such plan, device or arrangement. To the knowledge of Alkermes, except for the applicable provisions of the PBCL, no state takeover or "fair price" or "interested party" statute or similar statute or regulation applies or purports to apply to the Alkermes Merger, this Agreement or any of the transactions contemplated hereby. No shares of Alkermes Capital Stock, other than the Alkermes Non-Voting Common Stock, are entitled to dissenters or appraisal rights in connection with the transactions contemplated by this Agreement.

      4.22 Regulatory Compliance.

            (a) As to all products subject to the FDCA and the FDA regulations and Good Clinical Practices guidance thereunder that are manufactured, tested, distributed and/or marketed by or for Alkermes or any of its Subsidiaries (each such product, an "Alkermes Pharmaceutical Product"), Alkermes and its Subsidiaries and, to Alkermes' knowledge (without inquiry), all licensors and licensees of any Alkermes Pharmaceutical Product, are manufacturing, testing, distributing or marketing, as applicable, each such Alkermes Pharmaceutical Product in substantial compliance with all applicable requirements under the FDCA and any applicable similar state laws and regulations, including those relating to investigational use, good manufacturing practices, labeling, advertising (to Alkermes' knowledge (without inquiry)), record keeping, adverse event reporting, filing of reports and security, except for failures to be in compliance that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect with respect to Alkermes. Except as set forth in Section 4.21(a) of the Alkermes Disclosure Schedule, Alkermes and its Subsidiaries and, to the knowledge of Alkermes (without inquiry), licensors and licensees of Alkermes Pharmaceutical Products and third parties acting on behalf of Alkermes and its Subsidiaries, have not, as of the date hereof, received any adverse written notice (including but not limited to 483 notices) within the past two (2) years from the FDA or any other similar foreign Governmental Entity (i) regarding the approvability or approval of an Alkermes Pharmaceutical Product or the labeling of any Alkermes Pharmaceutical Product or (ii) alleging any violation of any Legal Provision, which in the case of either clause (i) of (ii) has had or would reasonably be expected to have a Material Adverse Effect with respect to Alkermes.

            (b) As of the date hereof, no Alkermes Pharmaceutical Product has been recalled, withdrawn, suspended or discontinued as a result of any action by the FDA or any other similar foreign Governmental Entity by Alkermes or any of its Subsidiaries or, to the knowledge of Alkermes, any licensor of any Alkermes Pharmaceutical Product, in the United States or outside the United States (whether voluntarily or otherwise), in each case since January 1, 2000. No proceedings in the United States or outside of the United States (whether completed or pending) seeking the material change in product labeling or recall, withdrawal, suspension or seizure of any Alkermes Pharmaceutical Product are pending against (i) Alkermes or any of its Subsidiaries, or (ii) to Alkermes' knowledge, any third parties acting on behalf of Alkermes or any of its Subsidiaries, or any licensee of any Alkermes Pharmaceutical Product, nor have any such proceedings been pending at any prior time against Alkermes or any of its Subsidiaries or, to Alkermes' knowledge, against any such third parties or licensee, in each case which, individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect with respect to Alkermes.

            (c) To the knowledge of Alkermes (without inquiry) as to each biological or drug of Alkermes or any of Alkermes Subsidiaries, or their respective collaborative partners with respect to any Alkermes Pharmaceutical Product, or for which a biological license application, new drug application, investigational new drug application or similar state or foreign regulatory application has been approved, Alkermes, its Subsidiaries and their respective collaborative partners are in substantial compliance with the applicable provisions of 21 U.S.C. Sections 331, 355, 356a and 356b, or 21 C.F.R. Parts 202, 203, 312 and 314, respectively, or any successor statute thereto, as applicable and all terms and conditions of such applications, except for failures to be in compliance that, individually or in the aggregate have not had or would not reasonably be expected to have a Material Adverse Effect with respect to Alkermes. As to each such biological or drug, Alkermes and its Subsidiaries and, to the knowledge of Alkermes (without inquiry), each of their respective collaborative partners have provided for inclusion in the application of that drug, where required, the certification described in 21 U.S.C. Section 335a(k)(1) or any successor statute thereto, as applicable and the list described in 21 U.S.C. Section 335a(k)(2) or any successor statute thereto, as applicable, and each such certification and list was true and accurate when made and remains true and accurate, except for such inaccuracies that, individually or in the aggregate have not had or would not reasonably be expected to have a Material Adverse Effect with respect to Alkermes. In addition, Alkermes and its Subsidiaries and, to the knowledge of Alkermes (without inquiry), each of their respective collaborative partners are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 or any successor statute thereto, as applicable.

            (d) Neither Alkermes or any of its Subsidiaries, nor, to Alkermes' knowledge, any officer or employee of Alkermes or any of its Subsidiaries has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke with respect to Alkermes or any of its Subsidiaries Alkermes' policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any supplement or amendment thereto. Neither Alkermes nor any of its Subsidiaries has, and, to the knowledge of Alkermes, no officer or employee of Alkermes or any of its Subsidiaries has, been convicted of any crime or, to Alkermes' knowledge, engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) or authorized by 21 U.S.C.
Section 335a(b).

            (e) As of the date hereof, neither Alkermes nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action to withdraw its approval or request the material change in product labeling or the recall of any Alkermes Pharmaceutical Product, or commenced or threatened to initiate, any action to enjoin production of any Alkermes Pharmaceutical Product.

      4.23 Required Alkermes Shareholder Approval. The affirmative vote of the holders of a majority of the outstanding shares of Alkermes Common Stock, represented in person or by proxy at a meeting of the Alkermes' shareholders, is required to approve and adopt this Agreement and approve the Mergers (the "Alkermes Shareholder Approval"). No other vote of the holders of any shares of capital stock of Alkermes is required by law, including the PBCL, the Third Amended and Restated Articles of Incorporation and By-Laws, as amended, of Alkermes, or otherwise, in order for Alkermes to consummate the transactions contemplated hereby, including the Mergers.

      4.24 Opinion of Financial Advisor. Alkermes has received an opinion from SG Cowen Securities, Alkermes' financial advisor, substantially to the effect that the Reliant Exchange Ratio to be paid by Parent is fair, from a financial point of view, to Alkermes.

      4.25 Disclosure. The representations and warranties of Alkermes, Parent, Adams Acquisition Sub and Revere Acquisition Sub contained in this Agreement, including the Alkermes Disclosure Schedule, do not contain any untrue statement of a material fact, and do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE V
                            COVENANTS AND AGREEMENTS

      5.1 Covenants of Reliant Pending Closing.

            (a) Except with the prior written consent of Alkermes, as given by the chief executive officer, chief financial officer or vice president of corporate development of Alkermes, which consent shall not be unreasonably withheld, delayed or conditioned, and except as otherwise contemplated or disclosed herein, during the period from the date hereof to the earlier of (1) the termination of this Agreement pursuant to Section 9.1 or (2) the Closing Date, Reliant shall:

            (i) Preservation of the Business; Maintenance of Properties and Contracts. Use commercially reasonable efforts to preserve its business, promote and market its products, keep its properties intact, preserve its goodwill and maintain all physical properties in good operating condition, reasonable wear and tear excepted;

            (ii) Intellectual Property Rights. Use commercially reasonable efforts to preserve and protect the Reliant IP Rights;

            (iii) Preservation of Personnel. Use commercially reasonable efforts to preserve intact its business organization and keep available the services of its present officers, key employees and Contingent Workers, in accordance with past practice, it being understood that termination of employees with poor performance ratings or ordinary course attrition or such anticipated terminations as set forth in Section 5.1(a) of the Reliant Disclosure Schedule shall not constitute a violation of this covenant; and

            (iv) Ordinary Course of Business. Operate its business diligently and solely in the ordinary course.

            (b) Except with the prior written consent of Alkermes, as given by the chief executive officer, chief financial officer or vice president of corporate development of Alkermes, which consent shall not be unreasonably withheld, delayed or conditioned, and except as otherwise contemplated or disclosed herein, including, without limitation, as set forth in Section 5.1(b) of the Reliant Disclosure Schedule (which shall be read in addition and not in limitation to the exceptions identified herein), during the period from the date hereof to the earlier of (1) the termination of this Agreement pursuant to
Section 9.1 or (2) the Closing Date, Reliant shall not:

            (i) Disposition of Assets. Sell, transfer, abandon or otherwise dispose of, or mortgage, pledge or create or permit to be created any Lien on, any of its assets, other than (A) sales or transfers in the ordinary course of business, (B) the Reliant Permitted

      Encumbrances and Liens existing under arrangements disclosed in the Reliant Disclosure Schedule, and (C) any planned dispositions identified in Reliant's 2002 Operating Budget as approved by the Reliant Board of Managers and provided to Alkermes by Reliant on February 1, 2002 (the "Reliant Budget");

            (ii) Mergers, Reorganizations or Restructurings. Adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Reliant, it being understood that the conversion of Preferred Units into Common Units in connection with the Reliant Merger shall not constitute a violation of this covenant;

            (iii) Liabilities. (A) Incur any obligation or liability other than in the ordinary course of Reliant's business or specified in the Reliant Budget, (B) incur any indebtedness for borrowed money, or (C) enter into any contracts or commitments involving payments by Reliant in excess of $250,000, other than purchase orders or commitments for inventory, materials, supplies or equipment in the ordinary course of business or specified in the Reliant Budget;

            (iv) Litigation. Compromise or settle any litigation or arbitration proceedings required to be disclosed in the Reliant Disclosure Schedule or which would have been required to be disclosed if in existence on the date of this Agreement; provided, however, that notice only, and no consent, is required for employment-related or other ordinary course litigation that can be settled for less than $250,000; provided, further, that Reliant shall give Alkermes prior notice of the initiation of any material litigation or arbitration proceeding by Reliant;

            (v) Material Agreements. Enter into or materially modify any material joint venture, partnership, collaboration, supply, distribution, license, technology development or other material contract or agreement, strategic alliance, marketing or co-promotion or other similar arrangement or any agreement to acquire all or substantially all of the assets, properties, capital stock or business of any other Person, other than any such agreements or contracts in the ordinary course of business or as contemplated in the Reliant Budget; provided, that the entering into of any of the foregoing does not violate any other covenant in this Section 5.1(b);

            (vi) Accounting. Make any change in accounting method or practice other than as required by applicable law or GAAP;

            (vii) Expenditures. Make or commit to make any capital expenditures that in the aggregate exceed the capital budget included in the Reliant Budget or that are not generally in accordance with the timing of such expenditures as contemplated in the Reliant Budget;

            (viii) Taxes. Make or rescind any material Tax election (other than to continue to make Tax elections previously made by Reliant or to make elections under Sections 754, 59(e) or 280C of the Code), settle or compromise any material Tax liability or amend any material Tax Return in any material respect;

            (ix) Compensation. Except for the granting of options to purchase up to 66,150 Common Units pursuant to the Reliant 2002 Option Plan to employees and consultants of Reliant and the entering into the change-of-control agreements referred to in Section 3.16 of the Reliant Disclosure Schedule, (A) make any increase in the compensation or benefits under, or establish any new bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, option (including, the granting, modification or acceleration of options or performance awards), or other employee benefit plan, or any other increase in the compensation payable or to become payable to any manager, employee, officers or consultants of Reliant other than may be required by applicable law, other than compensation increases in the ordinary course of business consistent with past practices (which, in no single instance, shall exceed 10% of the aggregate compensation payable to any individual or $15,000, and, in the aggregate, shall not exceed $250,000); (B) make any loan or advance to any member, officer, employee, manager or consultant, other than in the ordinary course of business; (C) convert the employment status of or grant options to purchase Reliant Units to any current Contingent Worker; (D) make an offer to or hire any new officer or key employee for compensation in excess of $150,000; and (E) enter into or modify any Reliant Plan or any employment, severance or other agreement with any officer, manager, employee or consultant of Reliant in any manner which would increase benefits or compensation payable or otherwise available thereunder, other than compensation increases in the ordinary course of business consistent with past practices (which, in no single instance, shall exceed 10% of the aggregate compensation payable to any individual or $15,000, and, in the aggregate, shall not exceed $250,000).

            (x) Reliant Units. (A) Declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of Reliant Units or other securities, (B) split, combine or reclassify any of its Reliant Units or other securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Reliant Units or other securities; (C) purchase, redeem or otherwise acquire any Reliant Units or any other securities thereof or any rights, warrants or options to acquire any such Reliant Units or other securities; (D) issue, deliver, sell or grant any Reliant Units or other securities, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such Reliant Units, voting securities or convertible securities, or any "phantom" stock, "phantom" stock rights, stock appreciation rights or equity based performance units; provided, however, that none of the following shall constitute a violation of this covenant: (1) the issuance of Common Units upon the exercise of options and warrants outstanding on the date of this Agreement or following the date hereof as permitted under
      Section 5.1(b)(ix); (2) the issuance of Common Units upon the conversion of Preferred Units; or (3) repurchases of Restricted Reliant Units pursuant to existing contractual obligations or the repurchase of Reliant Units upon the termination of any individual's employment with Reliant up to an aggregate of $500,000; provided, that Reliant shall provide Alkermes with prior notice of any such repurchase;

            (xi) Certificate of Formation and Operating Agreement. Amend the Certificate of Formation or Reliant LLC Agreement;

            (xii) Acquisition of Property. Make any acquisition of real property or enter into any material real property lease, other than, with respect to any real property lease, in the ordinary course of business or as specified in the Reliant Budget;

            (xiii) Indemnification Agreements. Enter into any agreement or contract for the sole purpose of obligating Reliant to indemnify any third party or amend any such existing indemnification-only agreement, which amendment would have the effect of increasing Reliant's indemnification obligations thereunder; or

            (xiv) Make any commitment to do any of the foregoing.

      5.2 Covenants of Alkermes Pending Closing.

            (a) Except with the prior written consent of Reliant, as given by a Reliant Member Representative, which consent shall not be unreasonably withheld, delayed or conditioned, and except as otherwise contemplated or disclosed herein, during the period from the date hereof to the earlier of (1) the termination of this Agreement pursuant to Section 9.1 or (2) the Closing Date, Alkermes shall, and shall cause each of its Subsidiaries (including Parent) to:

            (i) Preservation of the Business; Maintenance of Properties and Contracts. Use commercially reasonable efforts to preserve its business, promote and market its products, keep its properties intact, preserve its goodwill and maintain all physical properties in good operating condition, reasonable wear and tear excepted;

            (ii) Intellectual Property Rights. Use commercially reasonable efforts to preserve and protect the Alkermes IP Rights;

            (iii) Preservation of Personnel. Use commercially reasonable efforts to preserve intact its business organization and keep available the services of its present officers, key employees and Alkermes Contingent Workers, in accordance with past practice, it being understood that termination of employees with poor performance ratings or ordinary course attrition shall not constitute a violation of this covenant; and

            (iv) Ordinary Course of Business. Operate its business diligently and solely in the ordinary course.

            (b) Except with the prior written consent of Reliant, as given by a Reliant Member Representative, which consent shall not be unreasonably withheld, delayed or conditioned, and except as otherwise contemplated or disclosed herein, including, without limitation, as set forth in Section 5.2(b) of the Alkermes Disclosure Schedule (which shall be read in addition and not in limitation to the exceptions identified herein), during the period from the date hereof to the earlier of (1) the termination of this Agreement pursuant to
Section 9.1 or (2) the Closing Date, Alkermes shall not, and shall cause each of its Subsidiaries (including Parent) not to:

            (i) Disposition of Assets. Sell, transfer, abandon or otherwise dispose of, or mortgage, pledge or create or permit to be created any Lien on, any of its assets, other than (A) sales or transfers in the ordinary course of business, (B) the Alkermes Permitted Encumbrances and Liens existing under arrangements disclosed in the Alkermes SEC Reports, and (C) any planned dispositions identified in the Alkermes Budget (as defined below);

            (ii) Mergers, Reorganizations or Restructurings. Adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Alkermes, Parent, Adams Acquisition Sub or Revere Acquisition Sub;

            (iii) Liabilities. (A) Incur any obligation or liability other than in the ordinary course of their respective businesses, (B) incur any indebtedness for borrowed money other than (1) pursuant to existing credit agreements disclosed in the Alkermes SEC Reports, (2) as specified in the Alkermes' operating budget as approved by the Alkermes Board of Directors (the "Alkermes Budget") a true and complete copy of which has been (and, for next year, will be) delivered to a Reliant Member Representative, or
      (3) for purposes of facility improvements, facility expansions or facility acquisitions, in an aggregate amount not to exceed $20,000,000; or (C) enter into any contracts or commitments involving payments by Alkermes or any of its Subsidiaries in excess of $500,000, other than purchase orders or commitments for inventory materials and supplies in the ordinary course of business and contracts, commitments in conjunction with facility improvements, facility expansions and facility acquisitions, including, without limitation, related equipment, furnishings and fixture expenditures;

            (iv) Litigation. Compromise or settle any litigation or arbitration proceedings required to be disclosed in the Alkermes Disclosure Schedule or which would have been required to be disclosed if in existence on the date of this Agreement; provided, however, that notice only, and no consent, is required for employment-related or other ordinary course litigation that can be settled for less than $500,000; provided, further, that Alkermes shall give Reliant prior notice of the initiation of any material litigation or arbitration proceeding by Alkermes;

            (v) Material Agreements. Enter into or materially modify any material joint venture, partnership, collaboration, supply, distribution, license, technology development or other material contract or agreement, strategic alliance, marketing or co-promotion or other similar arrangement or any agreement to acquire all or substantially all of the assets, properties, capital stock or business of any other Person, other than any such agreements or contracts in the ordinary course of business or as contemplated in the Alkermes Budget; provided, that the entering into of any of the foregoing does not violate any other covenant in this Section 5.2(b);

            (vi) Expenditures. Make or commit to make any capital expenditures other than in the ordinary course of business and other than as otherwise contemplated in this Section 5.2(b).

            (vii) Alkermes Capital Stock. (A) Declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any shares of Alkermes Capital Stock or other securities, (B) split, combine or reclassify any shares of Alkermes Capital Stock or other securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Alkermes Capital Stock or other securities, (C) purchase, redeem or otherwise acquire any shares of Alkermes Capital Stock or any other securities thereof or any rights, warrants or options to acquire any shares of Alkermes Capital Stock or other securities or (D) issue, deliver, sell or grant any shares of Alkermes Capital Stock or other securities, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares of Alkermes Capital Stock, voting securities or convertible securities, or any "phantom" stock, "phantom" stock rights, stock appreciation rights or equity based performance units; provided, however, that none of the following shall constitute a violation of this covenant: (1) the issuance of shares of Alkermes Common Stock upon the exercise of options and warrants outstanding on the date of this Agreement or following the date hereof as permitted under Section 5.2(b)(vii)(2) below; and (2) the grant of options to acquire shares of Alkermes Common Stock to employees and consultants of Alkermes so long as such option grants are consistent with the past practice of Alkermes; provided, that Alkermes shall provide Reliant with notice of any such grants;

            (viii) Charter Documents. Amend any provision of the Third Amended and Restated Articles of Incorporation or Bylaws, as amended, of Alkermes or any of the charter documents of Parent, Adams Acquisition Sub, Revere Acquisition Sub or any of Alkermes' Subsidiaries except to remove any provision regarding Parent Non-Voting Common Stock in the Parent Charter Documents;

            (ix) Acquisition of Property. Make any material acquisition of real property, including any material real property lease, other than in the ordinary course of its business or other than property currently leased or occupied by Alkermes or its Subsidiaries or adjacent to any existing facility of Alkermes or its Subsidiaries, that would require aggregate expenditures by Alkermes and its Subsidiaries in excess of $20,000,000;

            (x) Indemnification Agreements. Enter into any agreement or contract for the sole purpose of obligating Alkermes or any of its Subsidiaries to indemnify any third party or amend any such existing indemnification-only agreement, which amendment would have the effect of increasing the indemnification obligations of Alkermes or any of its Subsidiaries thereunder; or

            (xi) make any commitment to do any of the foregoing.

      5.3 Expenses. Whether or not the Mergers are consummated each Party shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, brokers, investment bankers, financial advisors, consultants, counsel and accountants. The expenses of Reliant and Alkermes with respect to its agents, representatives, brokers, investment bankers, financial advisors, counsel and accountants shall be for fees actually incurred and shall not include any termination, premium or special fees.

Additionally, Reliant shall make no payment to Bay City Capital Broker Dealer, which shall only be entitled to receive Reliant Merger Consideration equal to the Common Units issued pursuant to Section 5.2(c) hereof in full and complete satisfaction of all fees owed to it by Reliant, with such shares of Parent Common Stock to be issued and delivered to Bay City Capital Broker Dealer but not yet paid as of the date hereof (or its designee) by Parent at the Closing.

      5.4 Approvals and Consents. Subject to the terms and conditions herein provided, Alkermes and Reliant shall (a) promptly make all filings necessary, proper or advisable in connection with the transactions contemplated by this Agreement, including any filings necessary to obtain required statutory and regulatory approvals (including, without limitation, filing the notifications provided for under the HSR Act)), (b) use reasonable best efforts to cooperate with one another in (i) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby and (ii) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, including the Required Alkermes Third Party Consents and the Required Reliant Third Party Consents, and (c) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby. Without limiting the foregoing, each of the
Parties: (y) will file promptly and cause its Affiliates who will be required to file, to file promptly the Notification and Report Forms and related material that it or they may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will request an early termination of the applicable waiting period after the date of this Agreement, and (z) will make any further filings and respond promptly to second requests, if any, pursuant thereto that may be necessary, proper or advisable.

      5.5 Consummation of Agreement. Each Party shall use its reasonable best efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement and to ensure that to the extent within its control or capable of influence by it, no breach of any of the respective representations, warranties and agreements hereunder occurs or exists on or prior to the Effective Time, all to the end that the transactions contemplated by this Agreement shall be fully carried out in a timely fashion.

      5.6 Further Assurances. Subject to the terms and conditions provided in this Agreement and to applicable legal requirements, each of the Parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other Parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws to ensure that the conditions set forth in Articles VI, VII and VIII are satisfied and to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors or managers of each of the Parties to this Agreement shall take all such necessary action, including, without limitation, the execution and delivery of such documents, further instruments of transfer and assignment and other papers and taking of such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

      5.7 Public Announcements and Confidentiality. Any press release or release of other information to the press or any other Person with respect to the subject matter of this Agreement (other than such information as required to obtain the consents and approvals contemplated by Section 5.4) shall be mutually approved by Alkermes and Reliant except to the extent Alkermes is required to disclose information with respect to the subject matter of this Agreement pursuant to any requirements of the SEC and Nasdaq. The disclosure of confidential or proprietary information by Alkermes or Reliant to the other shall be governed by the terms and conditions of the Confidential Disclosure Agreement between Alkermes and Reliant dated November 2, 2001 (the "Confidential Disclosure Agreement").

      5.8 No Solicitation by Reliant.

            (a) From the date hereof through the earlier to occur of the (i) Closing Date and (ii) termination of this Agreement pursuant to Section 9.1, Reliant shall not, directly or indirectly, through any officer, manager, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any acquisition or purchase of all or any material portion of the assets of, or any equity or membership interest in, Reliant or any business combination with Reliant (a "Reliant Takeover Proposal") or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing. Reliant shall immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Reliant Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing definition of Reliant Takeover Proposal, none of the actions which may be taken following the date hereof by Reliant under Section 5.1 (including, without limitation, the issuance of Reliant Units as permitted thereby) shall constitute or be deemed to result from a Reliant Takeover Proposal.

            (b) In addition to the obligations set forth in Section 5.8(a) and
(c), subject to any contractual confidentiality obligations of Reliant in effect as of the date hereof, Reliant shall notify Alkermes promptly if any Reliant Takeover Proposal, or any inquiry or contact with any Persons with respect thereto, is made and shall, in any such notice to Alkermes, indicate the identity of the Person making such Reliant Takeover Proposal, offer, inquiry or contact and the terms and conditions of such Reliant Takeover Proposal, inquiry or contact. Reliant will keep Alkermes reasonably informed of the status and details, including amendments or proposed amendments of any such inquiry, contact or Reliant Takeover Proposal. Reliant agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Reliant is a party.

            (c) Prior to the termination of this Agreement by Alkermes pursuant to Section 9.1, the Board of Managers of Reliant shall not terminate this Agreement as a result of any Reliant Takeover Proposal or enter into any agreement with respect to any Reliant Takeover Proposal.

      5.9 No Solicitation by Alkermes.

            (a) From the date hereof through the earlier to occur of the (i) Closing Date and (ii) termination of this Agreement pursuant to Section 9.1, neither Alkermes nor any of its Subsidiaries shall, directly or indirectly, through any officer, director, manager, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any acquisition or purchase of all or any material portion of the assets of, or any equity or membership interest in, Alkermes or any of its Subsidiaries, or any business combination with Alkermes or any of its Subsidiaries (an "Alkermes Takeover Proposal") or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing; provided, however, nothing herein shall prohibit (i) Alkermes' Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act or (ii) Alkermes' Board of Directors from considering and accepting an Alkermes Takeover Proposal if the Alkermes' Board of Directors reasonably believes, based upon the advice of legal counsel, that failure to take action with respect to such Alkermes Takeover Proposal would violate the fiduciary obligations of Alkermes' Board of Directors to Alkermes Shareholders under applicable law. Alkermes and each of its Subsidiaries shall immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Alkermes Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing definition of Alkermes Takeover Proposal, none of the actions which may be taken following the date hereof by Alkermes or any of its Subsidiaries under Section
5.2 shall constitute or be deemed to result from an Alkermes Takeover Proposal.

            (b) In addition to the obligations set forth in Section 5.9(a) and
(c), subject to any contractual confidentiality obligations of Alkermes in effect as of the date hereof, Alkermes shall notify Reliant promptly if any Alkermes Takeover Proposal, or any inquiry or contact with any Persons with respect thereto, is made and shall, in any such notice to Reliant, indicate the identity of the Person making such Alkermes Takeover Proposal, offer, inquiry or contact and the terms and conditions of such Reliant Takeover Proposal, inquiry or contact. Alkermes will keep Reliant reasonably informed of the status and details, including amendments or proposed amendments of any such inquiry, contact or Alkermes Takeover Proposal. Alkermes agrees not to release, or allow any of its Subsidiaries to release, any third party from, or waive any provision of, any confidentiality or standstill agreement to which Alkermes or such Subsidiary is a party.

            (c) Alkermes may terminate this Agreement upon written notice to Reliant by virtue of an Alkermes Takeover Proposal if the Board of Directors of Alkermes reasonably believes, based upon the advice of legal counsel, that failure to take action with respect to such Alkermes Takeover Proposal would violate its fiduciary obligations to the Alkermes shareholders. Prior to the earlier of (i) termination of this Agreement in accordance with the preceding sentence and (ii) Reliant's termination of this Agreement pursuant to Section 9.1, the Board of Directors of Alkermes shall not enter into any agreement with respect to any Alkermes Takeover Proposal.

      5.10 Alkermes SEC Filings. Prior to the Effective Time, Alkermes shall furnish Reliant with a complete copy of each periodic or current report filed by it after the date hereof under the Exchange Act promptly after filing the same (together with all exhibits, schedules, supplements or amendments thereto). All filings made by Alkermes after the date hereof pursuant to the Exchange Act will be made in a timely fashion, will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

      5.11 Proxy Statement; Form S-4.

            (a) As promptly as practicable after the execution of this Agreement, Alkermes shall prepare and cause to be filed with the SEC a joint proxy statement relating to the Alkermes Shareholders' Meeting and the Reliant member consent solicitation (together with any amendments thereof or supplements thereof, the "Proxy Statement") and Alkermes shall cause Parent to prepare and file with the SEC the Form S-4 (together with all amendments thereto, the "Form S-4"; the prospectus contained in the Form S-4 together with the Proxy Statement, the "Proxy/Prospectus"), in which the Proxy Statement shall be included, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the members of Reliant as Reliant Merger Consideration and to shareholders of Alkermes as Alkermes Merger Consideration. Each of Alkermes and Parent shall use reasonable best efforts to cause the Form S-4 to become effective as promptly as practicable, and, prior to the Effective Time, Alkermes shall cause Parent to take all or any action reasonably required under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock in the Mergers. Each of Alkermes, Parent and Reliant shall furnish all information concerning it and the holders of its capital stock (or units) as the other may reasonably request in connection with such actions and the preparation of the Form S-4 and Proxy Statement. As promptly as reasonably practicable after the Form S-4 shall have become effective and the Proxy Statement shall have been cleared by the SEC, Alkermes shall mail the Proxy/Prospectus to its shareholders and members of Reliant. No filing of, or amendment or supplement of, or amendment or supplement to, the Form S-4 shall be made by Alkermes or Parent, in each case, without providing Reliant a reasonable opportunity to review and comment thereon, which comments shall be considered in good faith. Alkermes and Parent shall advise Reliant, promptly after either receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

            (b) Alkermes will indemnify and hold harmless Reliant and its Affiliates and their respective officers, managers, members, employees, agents and attorneys (the "Reliant Indemnitees"), from and against any and all losses, damages, liabilities, costs and expenses (including, but not limited to, reasonable attorneys' fees and expenses) to which any of such Reliant Indemnitees may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages, liabilities, costs or expenses are caused by, arise out of or based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Form S-4 (or contained in any document or filing incorporated therein by reference), any proxy statement or prospectus contained therein, or any amendment or supplement thereto, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that, Alkermes will not be liable in any such case to the extent that any such loss, claim, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by or on behalf of any Reliant Indemnitee in writing specifically for use in the preparation thereof.

            (c) Reliant will indemnify and hold harmless Alkermes and its Affiliates, and their respective officers, managers, members, employees, agents and attorneys (the "Alkermes Indemnitees"), from and against any and all losses, damages, liabilities, costs and expenses (including, but not limited to, reasonable attorneys' fees and expenses) to which any of such Alkermes Indemnitees may become subject under the Securities Act, the Exchange Act or otherwise insofar as such losses, claims, damages, liabilities, costs or expenses are caused by, arise out of or based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Form S-4, any proxy statement or prospectus contained therein, or any amendment or supplement thereto, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that, Reliant will only be liable in any such case to the extent that any such loss, claim, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by or on behalf of Reliant in writing specifically for use in the preparation thereof.

      5.12 Reliant Member Approval; Mailing to Reliant Members. Reliant shall take all necessary action to obtain the Reliant Member Approval. As promptly as reasonably practicable after the Form S-4 shall have been declared effective by the SEC, Reliant shall mail to each Reliant member the Form S-4 and a consent to approve the Reliant Merger.

      5.13 Alkermes Shareholders Meeting. Alkermes will take all action necessary to call, give notice of and hold a meeting of the holders of Alkermes Common Stock to vote upon the Mergers and related matters (the "Alkermes Shareholders Meeting"). The Alkermes Shareholders Meeting will be held as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Alkermes will ensure that all proxies solicited in connection with the Alkermes Shareholders Meeting are solicited in compliance with all applicable laws. Alkermes shall include in the Proxy/Prospectus the unanimous recommendation of its Board of Directors that its shareholders vote in favor of the approval of the Mergers and the approval and adoption of this Agreement.

      5.14 Agreement Regarding Directors; Committees. Subject to applicable law, Alkermes shall take all action as may be required such that upon the Effective Time the individuals listed in Section 5.14 of the Reliant Disclosure Schedule (the "Reliant Board Representatives") shall be elected as directors of Parent in accordance with the Parent Charter Documents. As soon as practicable after the date hereof, the Parties shall agree on the committees of the Board of Directors of Parent (which shall include, in addition to any presently constituted committees, an executive committee and a nominating committee) and the membership thereof, which membership shall include at least one (1) Reliant Board Representative on each such committee. For as long as the Reliant Board Representatives serve as directors of Parent and for a period of at least five (5) years thereafter, Parent shall maintain or cause to be maintained in effect directors' and officers' liability insurance covering the Reliant Board Representatives on terms no less favorable than those of Alkermes' current directors' and officers' liability insurance policy or the directors' and officers' liability insurance policy.

      5.15 Employee Benefits Matters.

            (a) As of the Effective Time, Parent shall make available or cause to be made available to each individual who was an employee of Reliant immediately before the Effective Time and who is an employee of the Reliant Surviving LLC or Parent immediately after the Effective Time (a "Transferred Employee") health, prescription drug, long-term disability, short-term disability, life insurance and dental benefits not substantially less favorable to the Transferred Employees as in effect immediately prior to the Effective Time; provided, that nothing herein shall prevent Parent from terminating the employment of any such employee or modifying or terminating such plans from time to time. Such benefits may be provided by Parent, at its option, through Reliant Plans maintained by Parent (or its ERISA Affiliates, including, without limitation, Reliant Surviving LLC), or through Alkermes Plans providing such benefits. Thereafter, with respect to such benefits, Parent and its ERISA Affiliates (including without limitation the Reliant Surviving LLC) shall not discriminate against Transferred Employees in relation to similarly situated employees of Parent and its ERISA Affiliates by reason of their status as Transferred Employees.

            (b) To the extent that Parent elects to provide the benefits described in Section 5.15(a) to Transferred Employees through Alkermes Plans providing such benefits (a "Replacement Plan"), Parent shall take appropriate action to waive any waiting period, pre-existing condition or requirement for evidence of insurability otherwise imposed under any such Alkermes Plan with respect to any Transferred Employee who was covered by a Reliant Plan providing similar benefits prior to the Effective Time. To the extent the benefits described in Section 5.15(a) for Transferred Employees are provided pursuant to a Replacement Plan at any time other than during a general open enrollment applicable to all employees of Alkermes, Parent and Reliant Surviving LLC, Parent (i) shall treat Reliant employees who are not then actively at work in the same manner as similarly-situated Alkermes employees for purposes of applying any actively-at-work requirements, and (ii) shall give credit under such Replacement Plan to all Transferred Employees and their covered dependents for all deductibles, co-pays and out-of-pocket expense limitations incurred by the Transferred Employees and their covered dependents under the Reliant Plans; provided, that Alkermes shall give such credit only to the extent that Reliant (through its third-party administrator or otherwise) first provides Alkermes with evidence of the year-to-date deductibles paid and out-of-pocket expenses incurred by such Transferred Employees and their covered dependents under the Reliant Plans. If Reliant cannot provide such evidence in a manner that is acceptable to Alkermes, Alkermes shall give such credit only to the extent that a Transferred Employee submits an explanation of benefits form which clearly indicates the year-to-date deductibles paid and out-of-pocket expenses incurred by the Transferred Employee and his covered dependents under the Reliant Plan.

            (c) Parent shall not reduce the accrued vacation and sick or other paid leave of each Transferred Employee under Reliant Plans as of the Effective Time.

            (d) Parent and Reliant Surviving LLC will take all steps necessary to merge the 401(k) plan maintained by Reliant (the "Reliant 401(k) Plan") with and into the 401(k) plan maintained by Alkermes or Parent (the "Parent 401(k) Plan") as soon as practicable after the Effective Time. No contributions attributable to periods after the Effective Time shall be made to the Reliant 401(k) Plan. Parent shall take appropriate steps to permit immediate participation in the Parent 401(k) Plan immediately following the Effective Time by Transferred Employees who, immediately prior to the Effective Time, were participants in the Reliant 401(k) Plan. All other Transferred Employees shall commence participation in the Parent 401(k) Plan as soon as administratively feasible following the Effective Time.

            (e) From and after the Effective Time and for eligibility and vesting purposes under the Parent 401(k) Plan, each Transferred Employee shall receive full credit from Parent and its ERISA Affiliates for all service credited under the Reliant 401(k) Plan prior to the Effective Time.

            (f) In the event Parent or any of its successors and assigns either
(i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets relating to the Reliant Surviving LLC to any Person, then, and in each case, proper provision shall be made so that such successors and assigns of Parent or Reliant Surviving LLC honor the obligations of Parent set forth in this Agreement.

            (g) References herein to a benefit with respect to a Transferred Employee shall include, where applicable, benefits with respect to any eligible dependents and beneficiaries of such Transferred Employee provided or available under such benefit.

            (h) Reliant and Parent shall provide each other with such information as may be reasonably requested to effect the matters set forth in this Section 5.15. All such information and notices and schedules to be provided hereunder shall be true, correct and complete as of the date provided.

            (i) As soon as practicable, but not later than fifteen (15) days after the Effective Time, Parent shall file a registration statement on Form S-8 under the Securities Act covering the shares of Parent Common Stock issuable pursuant to options granted to employees, managers of Reliant pursuant to the Reliant Option Plans prior to the Effective Time.

            (j) Prior to the Alkermes Merger Effective Time, the Board of Directors of Alkermes shall amend Alkermes' 1991 Restricted Common Stock Award Plan to amend the definition of "Shares" in such Plan to mean Alkermes Common Stock and any equity securities distributed on or in respect of or in substitution for the shares of Alkermes Common Stock.

      5.16 Lock-up Agreements. Reliant shall cause each of its officers listed in Section 5.16 of the Reliant Disclosure Schedule to enter into lock-up agreements, in substantially the form of Exhibit H attached hereto (the "Lock-up Agreements"), whereby each such Person shall agree not to sell or otherwise dispose of shares of Parent Common Stock received as Reliant

Merger Consideration (other than such shares identified on Schedule 5.16 of the Reliant Disclosure Schedule which may be sold by the applicable Persons in accordance with Rule 145(c) promulgated under the Securities Act) for such period of time following the Reliant Merger Effective Time as is set forth in each such Lock-up Agreement.

      5.17 Indemnification and Insurance.

            (a) Alkermes and Parent agree that all rights to exculpation and indemnification for acts or omissions occurring prior to the Reliant Merger Effective Time now existing in favor of the current or former members, managers or officers of Reliant (the "Reliant Indemnified Parties") as provided in Reliant's organizational documents or in any agreement shall survive the Reliant Merger and shall continue in full force and effect in accordance with their terms. For six (6) years from the Reliant Effective Time, Parent and Reliant Surviving LLC shall, jointly and severally, indemnify the Reliant Indemnified Parties to the same extent as such Reliant Indemnified Parties are entitled to indemnification pursuant to the preceding sentence.

            (b) For five (5) years from the Effective Time, Parent shall maintain in effect directors'/managers' and officers' liability insurance covering those persons who are currently covered by the current Reliant directors'/managers' and officers' liability insurance policy (the "Reliant Insured Parties") on terms no less favorable to the Insured Parties that those of Reliant's current directors'/managers' and officers' liability insurance policy; provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by Reliant for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided, further, that Parent may meet its obligations under this paragraph by covering the above people under Parent's or one of its Subsidiaries' insurance policy or policies on the terms described above.

            (c) The provisions of Section 5.17(a) and (b) are intended to be for the benefit of, and shall be enforceable by, each person entitled to indemnification and/or insurance hereunder and the heirs and representatives of such person. Following the Closing, Parent shall not enter into, or permit any of its Subsidiaries to enter into, any merger, consolidation or similar transaction unless Parent shall have ensured that the surviving or resulting entity will assume the obligations imposed by this Section 5.17(a) and (b).

            (d) After the Closing, Parent will provide directors' and officers' insurance coverage to the managers and officers of Reliant Surviving LLC, with such coverage consistent with the coverage provided to similarly situated directors and officers of its Subsidiaries.

      5.18 Notice of Developments. Alkermes will give prompt notice to Reliant, and Reliant will give prompt notice to Alkermes, upon becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time, or (b) any failure of Alkermes, Adams Acquisition Sub, Revere Acquisition Sub or Reliant, as the case may be, or of any officer, director, manager, employee or agent thereof, to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the Party receiving such notice of the conditions to such Party's obligations to consummate the Mergers.

      5.19 Tax-free Transaction. Neither Alkermes nor Parent will knowingly take any action that would cause the Alkermes Merger to fail to qualify as a tax-free transaction (a) within the meaning of Section 368 of the Code, or (b) together with the Reliant Merger, within the meaning of Section 351 of the Code. Each of Alkermes and Parent shall report the Alkermes Merger for income tax purposes as a tax-free transaction within the meaning of Sections 351 and 368 of the Code (and any comparable state or local tax statute). None of Alkermes, Parent or Reliant will knowingly take any action that would cause the Reliant Merger, together with the Alkermes Merger, to fail to qualify as a tax-free transaction within the meaning of Section 351 of the Code. Each of Parent and Reliant shall report the Reliant Merger for income tax purposes as a tax-free transaction within the meaning of Section 351 of the Code (and any comparable state or local tax statute). In the event either party requests a tax opinion from its counsel, Alkermes and Reliant each shall execute and deliver certificates, in forms reasonably satisfactory to the counsel of both Alkermes and Reliant, signed by officers of Alkermes and Reliant, respectively, setting forth such factual representations and other information as are customary to serve as a basis for tax opinions.

      5.20 Preparation of Tax Returns and Filings.

            (a) Reliant or the Reliant tax matters partner shall timely prepare and file, or cause the tax preparer selected by the Reliant tax matters partner to prepare and file, with the appropriate Governmental Entity all required Tax Returns of Reliant for any Pre-Closing Tax Period. Reliant shall provide Parent and its Affiliates the opportunity to review and comment upon all required Reliant Tax Returns relating to any Pre-Closing Tax Period. Reliant shall not amend any Tax Return without the prior consent of Parent (which consent shall not be unreasonably withheld).

            (b) Parent and its Affiliates shall provide Reliant the opportunity to review and comment upon, and Parent shall timely prepare and file with the appropriate Governmental Entity, all required Reliant Tax Returns relating to a Straddle Period. Parent shall timely prepare and file with the appropriate Governmental Entity all other Post-Closing Tax Periods Tax Returns of Reliant.

            (c) Parent and Reliant agree to cause Reliant to file all Tax Returns for the period including the Reliant Merger Effective Date on the basis that the relevant Tax Periods ended as of the Reliant Merger Effective Time.

            (d) Reliant shall provide to Parent copies of Reliant members' Schedule K-1s and information regarding tax capital accounts to allow Parent to calculate its Tax basis in the Reliant Units acquired by Parent. This shall include providing Parent, at its reasonable request, with all information reasonably necessary for Parent to compute its Tax basis for the Reliant Units that Parent will hold immediately following the Reliant Merger and any other information

Parent requires for any other Tax basis calculation for any asset of Reliant acquired pursuant to the Reliant Merger. Notwithstanding the foregoing, nothing in this Section 5.20(d) shall require Reliant to (i) calculate the Tax basis of Parent for its Reliant Units, (ii) provide any information other than information in Reliant's possession at the Reliant Merger Effective Time, or
(iii) to present any information in a manner other than in which it appears in Reliant's books and records.

      5.21 Tax Claims. From and after the Closing:

            (a) If Parent or any of its Affiliates receive notice of a claim with respect to Taxes of Reliant or current or former member of Reliant (other than Alkermes) made by any Governmental Entity (a "Tax Claim") for a Pre-Closing Tax Period or Straddle Period, Parent shall promptly, and in any event no more than thirty (30) days following the receipt of such Tax Claim, give written notice of such Tax Claim to a Person designated by the Reliant Member Representatives. Notwithstanding anything to the contrary in this Section 5.21, neither Reliant nor any predecessor entity may settle any Tax Claim without the written consent of the Parent (which consent shall not be unreasonably withheld) if such settlement would have an adverse effect on Parent or any of its Affiliates.

            (b) With respect to any Tax Claim relating to a Pre-Closing Tax Period, the Reliant Member Representatives shall, upon written notification to Parent of their desire to, control all proceedings and make all decisions in connection with any such Tax Claim (including selection of counsel) at the expense of the members of Reliant. The Reliant Member Representatives and Parent shall jointly control all proceedings taken in connection with any Tax Claim relating solely to a Straddle Period. Parent shall control at its own expense all proceedings with respect to any Tax Claim relating to a Post-Closing Tax Period. Each Party shall promptly notify the other Party if it decides not to control the defense or settlement of any Tax Claim relating to a Pre-Closing Tax Period or Straddle Period which it is entitled to control pursuant to this Agreement, and the other party shall thereupon be permitted to defend and settle such proceeding. Notwithstanding anything to the contrary in this Section 5.21, Parent may not settle any Tax Claim without the written consent of the Reliant Member Representatives (which consent shall not be unreasonably withheld) if such settlement would have an adverse effect on the members of Reliant.

            (c) Reliant, Parent and each of their respective Affiliates shall reasonably cooperate with each other in contesting any Tax Claim. Such cooperation shall include the retention and, upon the request of the Party or Parties controlling proceedings relating to such Tax Claim, the provision to such Party or Parties of necessary powers of attorney and records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

      5.22 Nasdaq. Alkermes shall cause Parent to promptly prepare and submit to Nasdaq, NASD applications covering the shares of Parent Common Stock to be issued in connection with the Mergers and shall use reasonable best efforts to cause such shares to be approved for listing on Nasdaq prior to the Effective Time, subject to official notice of issuance.

      5.23 Affiliate Agreements.

            (a) Upon the execution of this Agreement, Alkermes and Reliant will provide each other with a list of those persons who are, in Alkermes' or Reliant's respective reasonable judgment, "affiliates" of Alkermes or Reliant, respectively, within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145"). Alkermes and Reliant shall provide each other such information and documents as Reliant or Alkermes shall reasonably request for purposes of reviewing such list and shall notify the other Party in writing regarding any change in the identity of its affiliates prior to the Closing Date. Alkermes and Reliant shall each use its reasonable best efforts to deliver or cause to be delivered to each other by fifteen (15) days prior to the Effective Time (and in any case prior to the Effective Time) from each of its affiliates, an executed Affiliate Agreement, in form and substance satisfactory to Alkermes and Reliant, by which each affiliate of Reliant agrees to comply with the applicable requirements of Rule 145 (an "Affiliate Agreement"). The Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such affiliates of Reliant and Alkermes pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Affiliate Agreements; provided, however, that such legends or stop transfer instructions shall be promptly removed, after the required restricted period under Rule 145 has expired or in connection with any resale in accordance with the Form S-4.

            (b) Parent shall, at all times during the two (2) year period beginning on the Closing Date, whether or not it is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, comply with the current public information requirements of Rule 144(c)(1) promulgated under the Securities Act.

      5.24 Inspection of Records; Access.

            (a) From the date hereof to the Effective Time, Reliant and Alkermes shall (i) allow all designated officers, attorneys, accountants and other representatives of their respective companies reasonable access to at reasonable times and upon reasonable prior notice to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the other Party, (ii) furnish to such other Party and such other Party's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct employees, counsel and financial advisors to cooperate with such Party in such Party's investigation of the business of the other Party. Except as required by law, Alkermes and Reliant will hold, and will cause their respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any and all information received from Reliant or from Alkermes, as the case may be, directly or indirectly, in confidence, in accordance with the Confidential Disclosure Agreement.

            (b) Notwithstanding any provision herein to the contrary, for a period of six (6) years following the Closing, Alkermes shall, and shall cause Parent and each of its Subsidiaries and affiliates to (i) afford the Reliant Member Representatives full and free access, upon reasonable notice at all reasonable times during normal business hours, to the personnel, premises, properties, contracts, books and records, and other documents and data of Reliant and its predecessor entities as the Reliant Member Representatives shall reasonably request; (ii) furnish the Reliant Member Representatives with copies of all such contracts, books and records, Tax Returns and Tax Claims (to the extent such Tax Returns and Tax Claims (or any portions thereof) relate to any Tax Period for which Reliant or any member of Reliant has any liability under this Agreement or the Tax Indemnity Agreement), and other existing documents and data as the Reliant Member Representatives may reasonably request; and (iii) furnish the Reliant Member Representatives with such additional financial, operating, and other data and information as they may reasonably request; in each such case only in order to prepare such Tax Returns any former members of Reliant or any of their respective affiliates are required to prepare and/or file with Governmental Entities or as are reasonably required in connection with any suit, proceeding against, or examination relating to any Tax Return or in connection with Section 5.20 and 5.21.

      5.25 Parent Covenant Regarding Certain Credit Matters.

            (a) Within ten (10) business days following the Closing, Parent shall replace or cause to be replaced, the outstanding letter of credit in favor of the landlord of Reliant's corporate headquarters.

            (b) With respect to the guaranty by one of Reliant's members of certain obligations of Reliant under an employment agreement between Reliant and one of its officers, the Parties shall use their reasonable best efforts to arrange for a replacement or cancellation of such guaranty at Closing, and to the extent that such guaranty is not replaced or canceled at Closing, Parent shall agree with such guarantor to indemnify and reimburse the guarantor for any amounts paid by such guarantor under such guaranty (plus related fees and expenses).

                                   ARTICLE VI
            CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY TO
                              CONSUMMATE THE MERGER

      The respective obligations of each Party to consummate the Merger shall be subject to the satisfaction or waiver, at or before the Closing, of each of the following conditions:

      6.1 Consent and Approvals. The Required Reliant Third Party Consents, Required Alkermes Third Party Consents, Reliant Member Approval, Alkermes Shareholder Approval and all material consents and approvals of, notifications to, and filings with Governmental Entities necessary for the consummation of the transactions contemplated hereby shall have been obtained, given or made, as the case may be, and shall be in full force and effect.

      6.2 Absence of Order. There shall be no order or injunction pending nor any action or proceeding instituted by or before any Governmental Entity or court which prevents consummation or seeks to declare unlawful of either or both of the Mergers.

      6.3 HSR Act Notification. The applicable waiting periods pursuant to the HSR Act and any extensions thereof shall have expired or been terminated.

      6.4 Effectiveness of Form S-4. The Form S-4 shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

      6.5 Nasdaq Listing. The Parent Common Stock to be issued in connection with the Mergers shall have been authorized for quotation on Nasdaq subject to official notice of issuance.

                                  ARTICLE VII
                   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
                   ALKERMES, PARENT, ADAMS ACQUISITION SUB AND
                 REVERE ACQUISITION SUB TO CONSUMMATE THE MERGER

            The obligation of Alkermes, Parent, Adams Acquisition Sub and Revere Acquisition Sub to consummate the Mergers is subject to the satisfaction or waiver by Alkermes, at or before the Closing, of the following conditions:

            (a) Representations, Warranties and Covenants. The representations and warranties of Reliant contained in this Agreement, when read in conjunction with the Reliant Disclosure Schedule, shall be true, correct and complete in all material respects on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time (with such exceptions as may be permitted under or contemplated by this Agreement and except for representations and warranties that relate to a specific date, which shall speak only as of such date); provided, however, that the reference to "complete" in the foregoing sentence shall not expand the representation made by Reliant in Section 3.25.

            (b) Reliant shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Reliant on or prior to the Effective Time.

            (c) Reliant shall have delivered to Alkermes a certificate, dated the Closing Date, certifying the satisfaction of the conditions under Sections 7.1(a) and 7.1(b).

      7.2 Merger Documents. Reliant shall have executed and delivered the Reliant Merger Certificate referred to in Section 1.2.

      7.3 Certificates. Reliant shall have furnished Alkermes with such other certificates and documents and certificates of public officials as may be reasonably requested by Alkermes.

      7.4 Escrow Indemnity and Tax Indemnity Agreements. The applicable Reliant Members shall have executed and delivered (a) to Alkermes and the Escrow Agent, the Escrow Indemnity Agreement and the written instructions contemplated thereby, and (b) to Alkermes, the Tax Indemnity Agreement.

      7.5 Warrants. All warrants to purchase Common Units shall have been exercised prior to the Effective Time.

      7.6 No Material Adverse Change. There shall have been no Material Adverse Change with respect to the matters listed on Exhibit I.

                                  ARTICLE VIII
              CONDITIONS PRECEDENT TO THE OBLIGATION OF RELIANT TO
                              CONSUMMATE THE MERGER

            The obligation of Reliant to consummate the Reliant Merger is subject to the satisfaction or waiver by Reliant at or before the Closing of the following conditions:

      8.1 Representations, Warranties and Covenants.

            (a) The representations and warranties of Alkermes, Parent, Adams Acquisition Sub and Revere Acquisition Sub contained in this Agreement, when read in conjunction with the Alkermes Disclosure Schedule, shall be true, correct and complete in all material respects on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time (with such exceptions as may be permitted under or contemplated by this Agreement and except for representations and warranties that relate to a specific date, which shall speak only as of such date); provided, however, that the reference to "complete" in the foregoing sentence shall not expand the representation made by Alkermes in Section 4.25.

            (b) Each of Alkermes, Parent, Adams Acquisition Sub and Revere Acquisition Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

            (c) Alkermes shall have delivered to the Reliant Member Representatives a certificate, dated the Closing Date, certifying the satisfaction by each of Alkermes, Parent, Adams Acquisition Sub and Revere Acquisition Sub of the conditions under Sections 8.1(a) and 8.1(b).

      8.2 Merger Documents. Alkermes and Adams Acquisition Sub shall have executed and delivered the Alkermes Articles of Merger referred to in Section
1.2. Revere Acquisition Sub shall have executed and delivered the Reliant Merger Certificate referred to in Section 1.2.

      8.3 Certificates. Alkermes shall have furnished Reliant with such certificates of public officials as may be reasonably requested by Reliant.

      8.4 Escrow Indemnity and Tax Indemnity Agreements. Alkermes and Parent shall have executed and delivered (a) to applicable Reliant Members and the Escrow Agent, the Escrow Indemnity Agreement, and (b) to the applicable Reliant Members, the Tax Indemnity Agreement.

                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

      9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, as follows:

            (a) by Reliant or Alkermes upon written notice to the other if, without fault of the terminating Party, the Closing shall not have occurred on or before June 30, 2002 (which date shall automatically be extended to August 31, 2002 in the event that on or prior to May 15, 2002 either the Form S-4 has not been declared effective by the SEC or the applicable waiting periods pursuant to the HSR Act and extensions thereof shall not have terminated or expired), which date may be extended by mutual consent of the Parties; provided that the right to terminate this Agreement under this Section 9.1(a) shall not be available to any Party whose failure to fulfill any of its obligations under this Agreement has been the proximate cause of, or resulted in, the failure to consummate the Mergers by such date;

            (b) by Reliant upon written notice to Alkermes if Parent, Alkermes, Adams Acquisition Sub or Revere Acquisition Sub has breached any representation, warranty, covenant or agreement contained herein such that the conditions set forth in Section 8.1 would not be satisfied, and such breach has not been cured (if curable) within twenty (20) business days of receipt of written notice from Reliant or by the Closing Date, if earlier;

            (c) by Alkermes upon written notice to Reliant if Reliant has breached any representation, warranty, covenant or agreement contained herein such that the conditions set forth in Section 7.1 would not be satisfied, and such breach (if curable) has not been cured within twenty (20) business days of receipt of written notice from Alkermes or by the Closing Date, if earlier;

            (d) by either Alkermes or Reliant if (i) a statute, rule, regulation or other executive order shall have been enacted by any Governmental Entity prohibiting the consummation of the Mergers substantially on the terms contemplated herein, or (ii) any court of competent jurisdiction or Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Mergers and such order, decree or ruling shall have become final and nonappealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(d) shall have used its reasonable best efforts to remove such order, decree or ruling;

            (e) by Alkermes upon written notice to Reliant if Reliant breaches the terms of this Agreement by entering into a Reliant Takeover Proposal with a third party in which event Reliant shall pay to Alkermes by wire transfer of immediately available funds no later than the earlier of (i) the date Reliant enters into a definitive agreement with respect to the Reliant Takeover Proposal and (ii) twelve months after the date of this Agreement, an amount equal to forty-five million dollars ($45,000,000). Payment by Reliant of the payment referred to in the foregoing sentence shall constitute conclusive evidence that this Agreement has been validly terminated and upon delivery of such amount Reliant shall be fully released and discharged from any liability or obligation resulting from or under this Agreement, except its obligations under the Confidential Disclosure Agreement;

            (f) by Alkermes as contemplated by Section 5.9(c) in which event Alkermes shall pay to Reliant by wire transfer of immediately available funds no later than the earlier of (i) the date Alkermes enters into a definitive agreement with respect to the Alkermes Takeover Proposal and (ii) forty-five
(45) days after the date of termination of this Agreement under Section 5.9(c), an amount equal to forty-five million dollars ($45,000,000). Payment by Alkermes of the payment referred to in the foregoing sentence shall constitute conclusive evidence that this Agreement has been validly terminated and upon delivery of such amount Alkermes shall be fully released and discharged from any liability or obligation resulting from or under this Agreement, except its obligations under the Confidential Disclosure Agreement;

            (g) by Reliant upon written notice to Alkermes if Alkermes breaches the terms of this Agreement by entering into an Alkermes Takeover Proposal with a third party in which event Alkermes shall pay to Reliant by wire transfer of immediately available funds no later than the earlier of (i) the date Alkermes enters into a definitive agreement with respect to such Alkermes Takeover Proposal, and (ii) twelve months after the date of this Agreement, an amount equal to forty-five million dollars ($45,000,000). Payment by Alkermes of the payment referred to in the foregoing sentence shall constitute conclusive evidence that this Agreement has been validly terminated and upon delivery of such amount Alkermes shall be fully released and discharged from any liability or obligation resulting from or under this Agreement, except its obligations under the Confidential Disclosure Agreement;

            (h) by Reliant upon written notice to Alkermes if Alkermes enters into an Alkermes Takeover Proposal, which Alkermes Takeover Proposal would result in a Tax treatment for the Reliant members that is materially less favorable to the Reliant members than the Tax treatment pursuant to the transaction contemplated by this Agreement (including, without limitation, a transaction in which the holders of the Reliant Units would receive aggregate consideration less than the then applicable amount of the accumulated liquidation preference of the outstanding Series A, B and C Preferred Units of Reliant);

            (i) by either Reliant or Alkermes upon written notice to the other if the average closing trading price of the Alkermes Common Stock as reported on Nasdaq for the ten (10) consecutive trading day period ending the date prior to the Closing Date is less than $17.70 per share;

            (j) by Alkermes upon written notice to Reliant if the average closing trading price of the Alkermes Common Stock as reported on Nasdaq for the ten (10) consecutive trading day period ending the date prior to the Closing Date is greater than $42.30 per share;

            (k) by either Alkermes or Reliant if the Reliant Member Approval is not obtained by the time specified herein or Alkermes Shareholder Approval is not obtained at the Alkermes Shareholder Meeting; or

            (l) at any time with the mutual written consent of Alkermes and Reliant.

      9.2 Effect of Termination. If this Agreement is terminated as provided in
Section 9.1, this Agreement shall forthwith become void and have no effect, without liability on the part of any Party, its directors, managers, officers or shareholders or members, other than the provisions of this Section 9.2, Section 5.3 relating to expenses and Section 5.7 relating to publicity and confidentiality to the extent provided therein and Sections 9.1(e), 9.1(f) and 9.1(g) relating to the fees provided for therein. Subject to
Section 9.1(e), 9.1(f) and 9.1(g), nothing contained in this Section 9.2 shall relieve any Party from liability for any willful and material breach of this Agreement or the Confidential Disclosure Agreement occurring before such termination.

      9.3 Amendment. This Agreement may not be amended except by an instrument signed by each Party hereto; provided, however, that after adoption of this Agreement by the members of Reliant or the shareholders of Alkermes, without the further approval of the Reliant Member Representatives or the shareholders of Alkermes holding the number of outstanding shares of Alkermes Capital Stock required by applicable law, as applicable, no amendment may be made that (a) alters or changes the amount or kind of consideration to be received as provided herein or (b) alters or changes any of the terms of this Agreement if such alteration or change would materially adversely affect the members of Reliant or the shareholders of Alkermes, as applicable.

      9.4 Waiver. At any time prior to the Effective Time, any Party hereto may,
(a) extend the time for the performance of any of the obligations or other acts of any other Party hereto or (b) waive compliance with any of the agreements of any other Party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided, that any such extension or waiver shall be binding upon a Party only if such extension or waiver is set forth in a writing executed by such Party. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

                                    ARTICLE X
                                 INDEMNIFICATION

      10.1 Indemnification by the Investors. From and after the Closing, the members of Reliant (other than Alkermes) immediately prior to the Reliant Merger Effective Time (the "Reliant Indemnifying Parties"), jointly and severally and subject to the limitations contained in this Agreement and the Escrow Indemnity Agreement, agree to indemnify Alkermes, Parent and their Subsidiaries (including, without limitation, from and after the Reliant Merger Effective Time, Reliant Surviving LLC), and each of their officers, directors, managers, employees, agents, successors and assigns (other than the Reliant Indemnifying Parties) (as used in this Article X, each, an "Alkermes Indemnified Party") against and hold them harmless, from all liabilities, losses, damages, claims, costs and expenses (including reasonable attorney's fees) (collectively, "Losses") actually incurred by them arising out of (i) the breach of any representation or warranty of Reliant contained in the this Agreement, (ii) the breach of any covenant or agreement of Reliant contained in this Agreement,
(iii) the obligations of Reliant under Section 5.11(c) and (iv) those matters described in Section 10.1 of the Alkermes Disclosure Schedule.

      10.2 Indemnification Procedures.

            (a) Notice. Except as otherwise provided in Section 5.21, each Alkermes Indemnified Party shall deliver to the Reliant Member Representatives prompt written notice (the "Claim Notice") of any claim, assertion, event, or proceeding by or in respect of any third party (each, a "Third Party Claim") and any claim, assertion, event, or proceeding not involving a Third Party Claim of which such Alkermes Indemnified Party has knowledge concerning any Loss as to which such Alkermes Indemnified Party may request indemnification hereunder; provided, however, that failure to give such notice promptly shall not affect the indemnification provided hereunder except to the extent the Reliant Indemnifying Parties shall have been actually prejudiced as a result of such failure (except that the Reliant Indemnifying Parties shall not be liable for any expenses incurred during the period in which the Alkermes Indemnified Party failed to give such notice). The Claim Notice shall describe in reasonable detail the nature of the claim, including an estimate of the amount of Losses that have been or may be suffered by the Alkermes Indemnified Party attributable to such claim and the basis of the Alkermes Indemnified Party's request for indemnification under Section 10.1 of this Agreement.

            (b) Conduct of Defense. Except as otherwise provided in Section 5.21, the Reliant Indemnifying Parties shall have the right to direct (at their own expense), through counsel of their own choosing, which counsel shall be reasonably satisfactory to the Alkermes Indemnified Party, the defense or settlement of any claim or proceeding the subject of indemnification hereunder. If the Reliant Indemnifying Parties elect to assume the defense of any such claim or proceeding, the Alkermes Indemnified Party may participate in such defense at its own expense (unless (i) the Reliant Indemnifying Parties are also parties against whom the Third Party Claim is made and the Alkermes Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Reliant Indemnifying Parties fails to provide reasonable assurance to the Alkermes Indemnified Party of its financial capacity to defend such Third Party Claim and provide indemnification with respect to such Third Party Claim). The Alkermes Indemnified Party shall provide the Reliant Indemnifying Parties and their representatives with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Reliant Indemnifying Parties and their representatives in the defense or settlement thereof, and the Reliant Indemnifying Parties shall reimburse the Alkermes Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If the Reliant Indemnifying Parties elect to direct the defense of any such claim or proceeding, the Alkermes Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Reliant Indemnifying Parties consent in writing to such payment or unless the Reliant Indemnifying Parties withdraw from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of the Reliant Indemnifying Parties is entered against the Alkermes Indemnified Party for such liability. No settlement in respect of any Third Party Claim may be effected by the Reliant Indemnifying Parties without the Alkermes Indemnified Party's prior written consent unless the settlement involves a full and unconditional release of the Alkermes Indemnified Party without any admission of fault by the Alkermes Indemnified Party; provided, however, that in any case in which the Alkermes Indemnified Party withholds consent to such proposed settlement, thereafter the maximum liability of the Reliant Indemnifying Parties under this Article X to such Alkermes Indemnified Party with respect to the relevant Third Party Claim shall not exceed the amounts set forth in such proposed settlement. If the Reliant Indemnifying Parties shall fail to undertake any such defense, the Alkermes Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Reliant Indemnifying Parties' expense. If the Alkermes Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 10.2 and proposes to settle such claim or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Alkermes Indemnified Party shall give the Reliant Indemnifying Parties prompt written notice thereof and the Reliant Indemnifying Parties shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding in the event the Reliant Indemnifying Parties agree to assume liability for any Losses arising from such claim or proceeding.

      10.3 Limitations on Indemnification.

            (a) Any liabilities of the Reliant Indemnifying Parties pursuant to this Article X, other than any Losses covered under the Tax Indemnification Agreement attached hereto as Exhibit J (the "Tax Indemnity Agreement"), shall be satisfied pursuant to the terms of the Escrow Indemnity Agreement, which shall be the sole and exclusive remedy available for satisfaction of any obligations of the Reliant Indemnifying Parties pursuant to this Article X.

            (b) Except for any Losses covered under the Tax Indemnity Agreement and any Losses arising under the Claim Notice identified on Section 10.1 of the Alkermes Disclosure Schedule, the Reliant Indemnifying Parties shall not be obligated to indemnify any of the Alkermes Indemnified Parties pursuant to this
Article X until the aggregate Losses suffered by the Alkermes Indemnified Parties (excluding any Losses arising under any Claim Notice identified on Section 10.1 of the Alkermes Disclosure Schedule) exceed $1,000,000; provided, however, that the Reliant Indemnifying Parties shall only then be obligated to indemnify the relevant Alkermes Indemnified Parties for Losses in excess of $1,000,000.

            (c) In the event that a Reliant Indemnifying Party can establish that an Alkermes Indemnified Party had actual knowledge, on or before the Closing Date, of a breach of a representation or warranty of the Company upon which a claim for indemnification by the Alkermes Indemnified Party is based, then the Reliant Indemnifying Party shall have no liability for any Losses resulting from or arising out of such claim.

      10.4 Survival. Other than as provided in (a) the Tax representations contained in Section 3.10, which shall survive for the applicable statute of limitations, and (b) the Tax Indemnity Agreement, the representations of Reliant contained in this Agreement shall survive until February 21, 2003 (the "Expiration Date"), and no Alkermes Indemnified Party may seek indemnification under this Article X with respect to a breach of such a representation or warranty after the Expiration Date. Notwithstanding anything to the contrary contained herein, all representations and warranties of Reliant under this Agreement, the liability with respect thereto and the indemnification obligations hereunder, shall not terminate with respect to any claim with respect to which an Alkermes Indemnified Party has delivered a proper Claim Notice prior to the Expiration Date. The Parties' respective covenants and agreements contained in this Agreement or in agreement, document or certificate delivered in connection herewith shall survive indefinitely unless otherwise set forth herein or therein; provided, however, that no Alkermes Indemnified Party may seek indemnification under this Article X with respect to any breach of such covenant or agreement after the Expiration Date, except with respect to any claim with respect to which an Alkermes Indemnified Party has delivered a proper Claim Notice prior to the Expiration Date.

      10.5 Sole Remedy. Absent fraud, after the Closing the indemnification rights provided in this Article X, including the Escrow Indemnity Agreement and the Tax Indemnity Agreement, shall be the sole and exclusive remedy available to a Party for any breach or alleged breach of this Agreement by the other Party.

                                   ARTICLE XI
                            GLOSSARY OF DEFINED TERMS

      11.1 Glossary. The capitalized terms used herein have the following meanings:

      "Affiliate" as used in this Agreement has the meaning set forth in Rule
1.02 of Regulation S-X promulgated under the Securities Act.

      "Affiliate Agreement" has the meaning set forth in Section 5.23(a).

      "Agreement" means this Agreement and Plan of Merger among Alkermes, Parent, Adams Acquisition Sub, Revere Acquisition Sub and Reliant.

      "Alkermes" has the meaning as set forth in the preamble.

      "Adams Acquisition Sub" has the meaning as set forth in the preamble.

      "Alkermes Agreements" has the meaning set forth in Section 4.5.

      "Alkermes Articles of Merger" has the meaning set forth in Section 1.2.

      "Alkermes Balance Sheet" has the meaning set forth in Section 4.6(b).

      "Alkermes Budget" has the meaning set forth in Section 5.2(b)(iii).

      "Alkermes Capital Stock" means Alkermes Common Stock and Alkermes Non-Voting Common Stock.

      "Alkermes Certificate" has the meaning set forth in Section 2.1(c).

      "Alkermes Common Stock" has the meaning set forth in Section 4.4(a).

      "Alkermes Contingent Workers" has the meaning set forth in Section
4.17(b).

      "Alkermes Disclosure Schedule" has the meaning set forth in the first paragraph of Article IV.

      "Alkermes Exchange Ratio" has the meaning set forth in Section 2.1(c).

      "Alkermes Financials" has the meaning set forth in Section 4.6(b).

      "Alkermes Indemnified Parties" has the meaning set forth in Section 10.1.

      "Alkermes Indemnitees" has the meaning set forth in Section 5.11(b).

      "Alkermes IP Rights" has the meaning set forth in Section 4.15(a).

      "Alkermes Merger" has the meaning as set forth in the recitals.

      "Alkermes Merger Consideration" has the meaning set forth in Section
2.1(c).

      "Alkermes Merger Effective Time" has the meaning set forth in Section 1.2.

      "Alkermes Non-Voting Common Stock" has the meaning set forth in Section 4.4(a).

      "Alkermes-Owned Reliant Units" has the meaning set forth in Section
2.2(b).

      "Alkermes Permitted Encumbrances" has the meaning set forth in Section
4.14.

      "Alkermes Pharmaceutical Product" has the meaning set forth in Section 4.21(a).

      "Alkermes Plans" has the meaning set forth in Section 4.16(a).

      "Alkermes Restricted Stock" has the meaning set forth in Section 2.1(e ).

      "Alkermes SEC Reports" has the meaning set forth in Section 4.6(a).

      "Alkermes Severance Arrangements" has the meaning set forth in Section 4.16(a).

      "Alkermes Shareholder Approval" has the meaning set forth in Section 4.22.

      "Alkermes Shareholder Meeting" has the meaning set forth in Section 5.13.

      "Alkermes Stock Option Plans" means (i) the Amended and Restated 1989 Non-Qualified Stock Option Plan, as amended, (ii) the Amended and Restated 1990 Omnibus Stock Option Plan, as amended, (iii) the 1992 Non-Qualified Stock Option Plan, as amended, (iv) the Stock Option Plan for Non-Employee Directors, as amended, (v) the 1998 Equity Incentive Plan, as amended and (vi) the 1999 Stock Option Plan, as amended.

      "Alkermes Surviving Corporation" has the meaning set forth in Section 1.1(a).

      "Alkermes Takeover Proposal" has the meaning set forth in Section 5.9(a).

      "Claim Notice" has the meaning set forth in Section 10.2(a).

      "Closing" has the meaning set forth in Section 1.2.

      "Closing Date" has the meaning set forth in Section 1.2.

      "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

      "Common Units" means the class one common units of Reliant and any other units issued by Reliant its Board of Managers designates as common units.

      "Confidential Disclosure Agreement" has the meaning set forth in Section 5.7.

      "Contingent Workers" has the meaning set forth in Section 3.17(c).

      "DLLCA" means the Delaware Limited Liability Company Act, as amended.

      "Dissenting Share" has the meaning set forth in section 2.1(f).

      "Effective Time" has the meaning set forth in Section 1.2.

      "Environmental Laws" means any federal, state, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits, governmental agreements or governmental restrictions relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

      "ERISA Affiliate" means any trade or business, whether or not incorporated, that together with the Person or any of its Subsidiaries would be deemed a "single employer" within the meaning of Section 414 of the Code.

      "Escrow Agent" has the meaning set forth in Section 2.4.

      "Escrow Indemnity Agreement" has the meaning set forth in Section 2.4.

      "Escrow Shares" has the meaning set forth in Section 2.4.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

      "Exchange Agent" has the meaning set forth in Section 2.3(a).

      "Exchange Fund" has the meaning set forth in Section 2.3(a).

      "Expiration Date" has the meaning set forth in Section 10.4.

      "FDA" means the U.S. Food and Drug Administration or any successor agency performing comparable functions.

      "FDCA" means the U.S. Federal Food, Drug and Cosmetic Act of 1938, as amended from time to time, and the rules and regulations promulgated thereunder and any successor laws, rules and regulations.

      "Financial Statements" has the meaning set forth in Section 3.6.

      "Form S-3" has the meaning set forth in Section 5.24.

      "Form S-4" has the meaning set forth in Section 5.11.

      "FTC" means the U.S. Federal Trade Commission or any successor agency performing comparable functions.

      "GAAP" has the meaning set forth in Section 3.6.

      "Governmental Entity" means any Federal, state, local or foreign government, any court, administration, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority.

      "Hazardous Substances" shall mean all pollutants, contaminants, chemicals, wastes, and any other infectious, carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under applicable Environmental Laws. By way of example only, the term Hazardous Substances includes petroleum and/or petroleum by-products, urea formaldehyde, flammable, explosive and radioactive materials, radon gas, PCBs, pesticides, herbicides, asbestos, acids, metals and solvents.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Legal Provision(s)" means all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity.

      "Liens" means any and all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever.

      "Lock-up Agreement" has the meaning set froth in Section 5.16.

      "Losses" has the meaning set forth in Section 10.1.

      "Material Adverse Effect" or "Material Adverse Change" means any change, effect, circumstance, development event, occurrence or state of facts that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to the business, properties, assets, liabilities (contingent or otherwise), financial condition, results of operations of Reliant or Alkermes, as the case may be, taken as a whole, other than any change, effect, circumstance, development event, occurrence, state of facts or development (i) relating to the economy in general or (ii) relating to the industry in which Reliant or Alkermes as the case may be operates in general and not specifically relating to Reliant or Alkermes as the case may be.

      "Merger Consideration" has the meaning set forth in Section 2.2(c).

      "Mergers" has the meaning as set forth in the recitals.

      "Multiemployer Plan" means a "multiemployer plan" (as defined in Section 3(37) of ERISA) to which a Person or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability.

      "NASD" means the National Association of Securities Dealers.

      "Nasdaq" means The Nasdaq National Market.

      "Parent" has the meaning as set forth in the preamble.

      "Parent 401(k) Plan" has the meaning set forth in Section 5.15(d).

      "Parent Capital Stock" means Parent Common Stock and Parent Non-Voting Common Stock.

      "Parent Charter Documents" has the meaning set forth in Section 4.1(c).

      "Parent Common Stock" has the meaning set forth in Section 4.4(c).

      "Parent Non-Voting Common Stock" has the meaning set forth in Section 4.4(c).

      "Parent Restricted Stock" has the meaning set forth in Section 2.2(c).

      "Party" shall mean any of Alkermes, Parent, Adams Acquisition Sub and/or Revere Acquisition Sub, on the one hand, and Reliant on the other hand.

      "PBCL" means the Pennsylvania Business Corporation Law of 1988, as amended.

      "PBGC" means the Pension Benefit Guaranty Corporation.

      "Permits" has the meaning set forth in Section 3.11(a).

      "Person" means a natural person, corporation, association, trust (including a business trust), partnership, limited liability company, joint stock company, organization or proprietorship or other entity.

      "Pharmaceutical Product" has the meaning set forth in Section 3.22(a).

      "Plans" means each "employee benefit plan" within the meaning of Section 3(3) of ERISA, and each other deferred compensation, incentive compensation, equity compensation, pension, retirement, profit-sharing, medical, vision, dental, prescription drug, health, life insurance, disability, employment, retention, change in control, or other employee or retiree compensation or benefit plan, fund, program, agreement, arrangement or understanding, in each case, that is sponsored, maintained or contributed to or required to be contributed to by a Person or an ERISA Affiliate of such Person, or to which such Person or an ERISA Affiliate of such

Person is party, whether written or oral, for the benefit of any employee or former employee of the Person or any ERISA Affiliate of such Person other than a Multiemployer Plan.

      "Post-Closing Tax Period" shall mean any Tax Period beginning after the Reliant Merger Effective Time.

      "Pre-Closing Tax Period" shall mean any Tax Period ending on or before the Reliant Merger Effective Time.

      "Preferred Unit(s)" means any Series A Preferred Units, Series B Preferred Units and Series C Preferred Units of Reliant and any other series of preferred unit authorized or issued by Reliant.

      "Proxy/Prospectus" has the meaning set forth in Section 5.11.

      "Proxy Statement" has the meaning set forth in Section 5.11.

      "Regulation M-A Filing" has the meaning set forth in Section 3.7.

      "Reliant" has the meaning as set forth in the preamble and includes, in all cases, all predecessors of Reliant.

      "Reliant 2002 Option Plan" means the Reliant Pharmaceuticals, LLC 2002 Non-Qualified Option Plan.

      "Reliant 401(k) Plan" has the meaning set forth in Section 5.15(a).

      "Revere Acquisition Sub" has the meaning as set forth in the preamble.

      "Reliant Agreements" has the meaning set forth in Section 3.5.

      "Reliant Balance Sheet" has the meaning set forth in Section 3.6.

      "Reliant Budget" has the meaning set forth in Section 5.1(b)(i).

      "Reliant Disclosure Schedule" has the meaning set forth in the first paragraph of Article III.

      "Reliant Equity Plan" means the Reliant Pharmaceuticals, LLC Equity Incentive Plan dated July 6, 2000, as amended.

      "Reliant Exchange Ratio" has the meaning set forth in Section 2.2(c).

      "Reliant Indemnified Parties" has the meaning set forth in Section
5.17(a).

      "Reliant Indemnifying Parties" has the meaning set forth in Section 10.1.

      "Reliant Insured Parties" has the meaning in Section 5.17(b).

      "Reliant Indemnitees" has the meaning set forth in Section 5.11(c).

      "Reliant IP Rights" has the meaning set forth in Section 3.15(a).

      "Reliant LLC Agreement" means the Second Amended and Restated Limited Liability Company Operating Agreement of Reliant, dated as of February 21, 2002, as amended.

      "Reliant Member Approval" has the meaning set forth in Section 3.24.

      "Reliant Member Representative" has the meaning set forth in Section 12.2.

      "Reliant Merger" has the meaning as set forth in the recitals.

      "Reliant Merger Certificate" has the meaning set forth in Section 1.2.

      "Reliant Merger Consideration" has the meaning set forth in Section
2.2(c).

      "Reliant Merger Effective Time" has the meaning set forth in Section 1.2.

      "Reliant Option Plans" means the Reliant 2002 Option Plan and the Reliant Equity Plan.

      "Reliant Options" has the meaning set forth in Section 2.2(e).

      "Reliant Permitted Encumbrances" has the meaning set forth in Section
3.14.

      "Reliant Plans" has the meaning set forth in Section 3.16(a).

      "Reliant Restricted Units" has the meaning set forth in Section 2.2(d).

      "Reliant Surviving LLC" has the meaning set forth in Section 1.1(b).

      "Reliant Takeover Proposal" has the meaning set forth in Section 5.8(a).

      "Reliant Units" means Common Units and Preferred Units of Reliant, including any Reliant Restricted Units.

      "Replacement Plan" has the meaning set forth in Section 5.15(a).

      "Required Alkermes Third Party Consents" has the meaning set forth in
Section 4.5.

      "Required Reliant Third Party Consents" has the meaning set forth in section 3.5.

      "Restricted Stock Escrow Agreement" has the meaning set forth in Section 2.2(d).

      "Rule 145" has the meaning set forth in Section 5.22(a).

      "SEC" means the U.S. Securities and Exchange Commission or any successor agency performing comparable functions.

      "Securities Act" means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

      "Selling Shareholders" has the meaning set forth in Section 5.11(b).

      "Severance Arrangement" has the meaning set forth in Section 3.16(a).

      "Straddle Period" shall mean any Taxable Period that includes (but does not end on) the Closing Date.

      "Subsidiary" means any corporation, limited liability company or other legal entity of which any Person or any other subsidiary of such Person owns, directly or indirectly, 50% or more of the stock or other equity interest entitled to vote for the election of directors or managers or otherwise control the management of the entity.

      "Surviving Entities" has the meaning set forth in Section 1.1(b).

      "Tax" means all federal, state, local and foreign taxes or assessments, including income, sales, gross receipts, excise, use, value added, royalty, franchise, payroll, withholding, property and import taxes and any interest or penalties applicable thereto.

      "Tax Claim" has the meaning set forth in Section 5.21(a).

      "Tax Indemnity Agreement" has the meaning set forth in Section 10.3(a).

      "Tax Period" or "Taxable Period" means any period prescribed by any Governmental Entity for which a Tax Return is required to be filed or a Tax is required to be paid.

      "Tax Return" shall mean any return (including information return), report, notice, form, declaration, claim for refund, estimate, election, information statement or other document relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof filed or to be filed with any Governmental Entity.

      "Third Party Claim" has the meaning set forth in Section 10.2(a).

      "Transferred Employee" has the meaning in Section 5.15(a).

      "Vesting Date" means (i) with respect to Alkermes, the dates on which the forfeiture and repurchase provisions applicable to the Alkermes Restricted Stock and, after the Alkermes Merger Effective Date, the Parent Common Stock issued in exchange therefor, lapse according to the provisions of the Alkermes 1991 Restricted Common Stock Award Plan and the restricted stock purchase agreements or any other agreements affecting the vesting of a Alkermes Restricted Stock, and (ii) with respect to Reliant, the dates on which the forfeiture and repurchase provisions applicable to the Reliant Restricted Units and, after the Reliant Merger Effective Date, the Parent Restricted Stock, lapse according to the provisions of the Reliant Equity Plan and the restricted units agreements or any other agreements affecting the vesting of a Reliant Restricted Unit.

                                   ARTICLE XII
                                  MISCELLANEOUS

      12.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered by hand delivery, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

            (a) if to Alkermes, Parent, Adams Acquisition Sub or Revere Acquisition Sub, to:

                  Alkermes, Inc.
                  64 Sidney Street
                  Cambridge, MA 02139
                  Attn: Chief Executive Officer
                  Facsimile: (617) 621-7856

                  with a copy sent concurrently to:

                  Ballard Spahr Andrews & Ingersoll, LLP
                  1735 Market Street, 51st Floor
                  Philadelphia, PA  19103
                  Attn: Morris Cheston, Jr., Esquire
                  Facsimile: (215) 864-8999

            (b)   if to Reliant, to:

                  Reliant Pharmaceuticals, LLC
                  110 Allen Road
                  Liberty Corner, NJ 07938
                  Attn: President
                  Facsimile: (908) 542-9405

                  with a copy sent concurrently to:

                  Latham & Watkins
                  Sears Tower, Suite 5800
                  Chicago, IL  60606
                  Attn: Michael Pucker
                  Facsimile: (312) 993-9767

            (c)   if to the Reliant Member Representatives, to:

                  Mark Hoplamazian
                  c/o The Pritzker Organization, LLC
                  200 West Madison Street, Suite 3800
                  Chicago, IL 60606-3414
                  Facsimile: (312) 920-6493

                  Fred Craves
                  c/o Bay City Capital, LLC
                  750 Battery Street, Suite 600
                  San Francisco, CA 94109
                  Facsimile: (415) 837-0996

            with a copy sent concurrently to:

                  Latham & Watkins
                  Sears Tower, Suite 5800
                  Chicago, IL 60606
                  Attn: Michael Pucker
                  Facsimile: (312) 993-9767

Any Party may by notice given in accordance with this Section 12.1 to the other Parties designate another address or person for receipt of notices hereunder.

      12.2 Reliant Member Representatives.

            (a) The members of Reliant, by adopting this Agreement and the transactions contemplated hereby, hereby irrevocably appoint each of Fred Craves and Mark Hoplamazian (each, a "Reliant Member Representative" and, together, the "Reliant Member Representatives") to serve as the agent, representative and attorney-in-fact of each of the Reliant members, with the full and exclusive power and authority to represent and bind each of them with respect to all matters arising under and pursuant to this Agreement and the transactions contemplated hereby (including, without limitation, under the Escrow Indemnity Agreement), and consent to the taking by the Reliant Member Representatives of any and all actions and the making of any decisions required or permitted to be taken by them under this Agreement or the Escrow Indemnity Agreement and matters arising out of or relating hereto or thereto (including, without limitation, the exercise of the power (i) to authorize delivery to Parent of the Escrow Shares in satisfaction of claims by Parent, (ii) to agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, (iii) to resolve any claim made pursuant to Article X, and (iv) to take all actions necessary in the judgment of the Reliant Member Representatives for the accomplishment of the foregoing). By their execution below, the Reliant Member Representatives hereby accept their appointment as the Reliant Member Representatives for purposes of this Agreement and the Escrow Indemnity Agreement. Parent shall be entitled to deal exclusively with the Reliant Member Representatives on all matters relating to this Agreement, including Article X hereof, and the Escrow Indemnity Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Reliant member by either of the Reliant Member Representatives, and on any other action taken or purported to be taken on behalf of any Reliant member by the Reliant Member Representatives, as fully binding upon such Reliant member.

            (b) A decision, act, consent or instruction of the Reliant Member Representatives shall constitute a decision of all Reliant members for whom shares of Parent Common Stock otherwise issuable to them are deposited with the Escrow Agent pursuant to the Escrow Indemnity Agreement and shall be final, binding and conclusive upon each such Reliant member, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of either of the Reliant Member Representatives as being the decision, act, consent or instruction of each and every such Reliant member.

            (c) If either of the Reliant Member Representatives shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Reliant members, then the remaining Reliant Member Representative shall, within thirty (30) days after such death or disability, appoint a successor representative. Any such successor shall become a "Reliant Member Representative" for purposes of this Agreement, including Article X hereof, the Escrow Indemnity Agreement and this Section 12.2. Any Reliant Member Representative may be replaced prior to the Reliant Merger Effective Time by a vote of the holders of a majority of the outstanding Reliant Units (on an as converted basis) or after the Reliant Merger Effective Time by the beneficial holders of a majority of the Escrow Shares.

            (d) No Reliant Member Representative shall be liable to any party hereto or to any of the Reliant members for any error of judgment, or any action taken, suffered or omitted to be taken on behalf of the Reliant members (or any of them), except in the case of his gross negligence, bad faith or willful misconduct. The Reliant Member Representatives may consult with counsel of their own choice and shall have full and complete authorization and protection for any action taken or suffered by him hereunder in good faith and in accordance with the opinion of such counsel.

            (e) The members of Reliant, by adopting this Agreement and the transactions contemplated hereby, hereby irrevocably agree (i) to indemnify each Reliant Member Representative for, and hold him harmless against, any loss, liability or expense, including, without limitation, reasonable attorneys' fees, incurred without gross negligence, bad faith or willful conduct on the part of such Reliant Member Representative, arising out of, or in connection with, any action or decision taken or made on behalf of any member of Reliant by such Reliant Member Representative, and (ii) to be bound by all actions taken by the Reliant Member Representatives in their capacity as such.

            (f) All reasonable expenses (including reasonable attorneys' fees) incurred by the Reliant Member Representatives in connection with the performance of their duties hereunder shall be paid by the members of Reliant in proportion to the amount of Reliant Units held by members of Reliant immediately prior to the Reliant Merger Effective Time. Neither Parent, Alkermes nor any Subsidiary of Alkermes shall have any liability whatsoever for any fees, costs or other expenses incurred by the Reliant Member Representatives.

      12.3 Reliance Upon Representations and Warranties. Subject to Section 10.3(c), notwithstanding any right of any Party to fully investigate the affairs of the other Party and notwithstanding any knowledge of facts determined or determinable by such Party pursuant to such investigation or right of investigation, each Party has the right to rely fully upon the representations, warranties, covenants and agreements of each other Party in this Agreement or in any certificate, financial statement or other document delivered by any Party pursuant hereto.

      12.4 Third Party Beneficiaries. Except as provided in Section 5.17,
Article X and Section 12.2 hereof, this Agreement shall not confer any rights or remedies upon any Person other than the Parties hereto and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be, and the Reliant members immediately prior to the Reliant Merger Effective Time, who shall be third party beneficiaries of the covenants and obligations of Parent and/or Alkermes hereunder; provided, that such Reliant members shall act in respect of such covenants and obligation of Parent and/or Alkermes solely through the Reliant Member Representatives as contemplated by
Section 12.2 hereof.

      12.5 Entire Agreement. This Agreement together with the agreements referred to herein to be executed between or among Parties hereto contains the entire agreement among the Parties with respect to the Mergers and related transactions, and supersedes all prior agreements, written or oral, with respect thereto excluding the Confidential Disclosure Agreement.

      12.6 Governing Law. This Agreement is governed by the laws of the State of Delaware without regard to its conflict of law provisions; provided, however, that all provisions of this Agreement with respect to the Alkermes Merger shall be governed by the laws of the Commonwealth of Pennsylvania without regard to its conflicts of laws provisions.

      12.7 CONSENT TO JURISDICTION. EACH PARTY HEREBY IRREVOCABLY AGREES THAT ANY SUIT, ACTION, PROCEEDING OR CLAIM AGAINST SUCH PARTY ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS, OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF, MAY BE BROUGHT OR ENFORCED IN THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW CASTLE, CITY OF WILMINGTON, DELAWARE, AND EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY PROCEEDING BROUGHT IN THE COUNTY OF NEW CASTLE, CITY OF WILMINGTON, DELAWARE, AND FURTHER IRREVOCABLY WAIVES ANY CLAIMS THAT ANY SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

      12.8 WAIVER OF JURY TRIAL. EACH PARTY HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER, OR REMEDY UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR UNDER OR IN CONNECTION WITH ANY AMENDMENT, INSTRUMENT, DOCUMENT, OR AGREEMENT DELIVERED OR FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED AGREEMENT, AND AGREE THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT

BEFORE A JURY. THE TERMS AND PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

      12.9 Enforcement of Agreement. The Parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default and to other equitable relief, including, without limitation, specific performance, with bond or other security being required.

      12.10 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement is not assignable without the prior written consent of the Parties hereto.

      12.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

      12.12 No Strict Construction. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

      12.13 Additional Rules of Construction. The following provisions shall be applied wherever appropriate herein:

            (a) "herein," "hereby," "hereunder," "hereof" and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;

            (b) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;

            (c) all pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require;

            (d) the words "include" and "including" and variations thereof shall not be deemed terms of limitation, but rather shall be deemed to be followed by the words "without limitation";

            (e) all accounting terms not specifically defined herein shall be construed in accordance with GAAP;

            (f) the captions and descriptive headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof;

            (g) any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless another agreement is specified;

            (h) the Exhibits and Disclosure Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement as if fully set forth herein; and

            (i) all references to "$" or "Dollars" shall mean United States Dollars.

      12.14 Reproduction of Documents. This Agreement and all documents relating hereto, including, but not limited to, (a) consents, waivers, amendments and modifications which may hereafter be executed and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The Parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence; provided, however, that any Confidential Information of any Party shall only be disclosed in accordance with the express provisions of the Confidentiality Agreement.

      12.15 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

                  [Remainder of Page Intentionally Left Blank.]

      IN WITNESS WHEREOF, the Parties duly authorized representatives have executed this Agreement and Plan of Merger as of the date first stated above.


                                          ALKERMES, INC.

                                          By: /s/ James M. Frates
                                              ----------------------------------
                                          Name:  James M. Frates
                                          Title: Vice President, Chief Financial
                                                 Officer and Treasurer


                                          NEW ALKERMES, INC.

                                          By: /s/ James M. Frates
                                              ----------------------------------
                                          Name:  James M. Frates
                                          Title: Vice President and Treasurer


                                          ADAMS ACQUISITION SUB, INC.

                                          By: /s/ James M. Frates
                                              ----------------------------------
                                          Name:  James M. Frates
                                          Title: Vice President and Treasurer


                                          REVERE ACQUISITION SUB, LLC

                                          By: /s/ James M. Frates
                                              ----------------------------------
                                          Name:  James M. Frates
                                          Title: Vice President and Treasurer


                                          RELIANT PHARMACEUTICALS, LLC

                                          By: /s/ Joseph J. Krivulka
                                              ----------------------------------
                                          Name:  Joseph J. Krivulka
                                          Title: President

SOLELY FOR THE PURPOSES OF ACKNOWLEDGING THEIR APPOINTMENT UNDER SECTION 12.2(a)
HEREOF:


/s/ Fred Craves
--------------------------------------------------
Fred Craves, not individually, but solely
in his capacity as a Reliant Member Representative


/s/ Mark Hoplamazian
--------------------------------------------------
Mark Hoplamazian, not individually, but solely
in his capacity as a Reliant Member Representative